SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4/A

                                   AMENDMENT #4


                              REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                                     AZTEK INC.
                 (Exact Name of Registrant as Specified in its Charter)

                                       NEVADA
           (State or Other Jurisdiction of Incorporation or organization)

                                        7371
               (Primary Standard Industrial Classification Code Number)

                                    88 0324260
                       (I.R.S. Employer Identification Number)

         1575 DELUCCHI LANE, SUITE #40, RENO, NEVADA 89502, (702) 827-3639
               (Address, including zip code, and telephone number,
         including area code, or registrant's principal executive offices)

                           COPIES OF ALL COMMUNICATIONS TO:

                          STEVE LARSON-JACKSON, ESQUIRE
                            W. KWAME ANTHONY, ESQUIRE
                          LAW FIRM OF LARSON-JACKSON, P.C.
                           1275 K STREET, N.W., SUITE 1101
                               WASHINGTON, D.C. 20005
                                 Tel. (202) 408-8180
                                 Fax. (202) 789-2216

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of the registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                       CALCULATION OF REGISTRATION FEE
Title of
each class of                Proposed maximum   Proposed maximum    Amount of
securities to     Amount to be  offering price aggregate offering  registra-
be Registered     registered(1)  per unit(2)       price(3)        tion fee

Common stock,
$.001 par
value per
share               2,051,109            .995          2,040,853
$703.74


(1) Represents the estimated maximum number of shares of common stock, par value $.001 per share, of Aztek, Inc. (the "Company"), expected to be issued in exchange for up to 2,051,109 shares of common stock, no par value per share, of the Aztek Technologies Inc. ("ATI"), upon consummation of the merger of ATI with the Company, described herein.

(2) The basis for calculating the fee is Rule 457(f). The market for the securities to be received by Aztek, Inc. on July 31, 1998 was C$1.50. The exchange rate on that date was 1 Canadian dollar = 0.6636 US Dollar.

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                          AZTEK TECHNOLOGIES INC.
                       246 LAWRENCE AVENUE, SUITE #5
                  KELOWNA, BRITISH COLUMBIA, CANADA V1Y 6L3
                              (250) 762-2333


                              _____________, 1999


Dear Stockholder:

      You are invited to attend the Annual and Extraordinary Meeting of stockholders (the "Special Meeting") of Aztek Technologies Inc. ("ATI") to be held on _________, 1999 at the offices of Steven K. Winters at 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. local time. Notice of the Annual and Extraordinary Meeting, a Joint Proxy Statement-Prospectus and a Proxy Card are enclosed.


The Special Meeting has been called in connection with the proposed acquisition of ATI by Aztek, Inc. (the "Aztek") through the merger of ATI with Aztek in accordance with the Merger Agreement dated as of July 2, 1998 by and between ATI and Aztek (the "Merger Agreement"). Pursuant to the Merger Agreement, ATI will merge with and into Aztek with Aztek being the surviving corporation and each outstanding share of ATI's common stock will be automatically converted into the right to receive shares of Aztek's Common Stock, based upon an exchange ratio of one-to-one. The transaction is referred to herein as the "Merger."

ATI's controlling shareholders are presently the sole shareholders of Aztek's common stock. These affiliates acquired their shares at the nominal amount of US$.05 per share for one million shares and own approximately 100% of Aztek's outstanding shares.

Following the Merger, Aztek will operate the business that is presently known as Aztek Technologies Inc. Consummation of the Merger is conditioned upon approval by ATI's stockholders.

         At the Special Meeting, stockholders of ATI will consider and vote upon approval of the Merger and the Merger Agreement. Your Board of Directors has approved the Merger Agreement, including the Merger, and believes that the Merger and the Merger Agreement are in the best interests of
ATI and its stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR approval of the Merger and the Merger Agreement.

         You are urged to read the accompanying Joint Proxy
Statement-Prospectus, which provides detailed information concerning the Merger and related matters.

         Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND
RETURN THE
ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN
TO ATTEND
THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.


Sincerely,


Mike Sintichakis
President

            PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

AZTEK TECHNOLOGIES INC.
246 LAWRENCE AVENUE, SUITE #5
KELOWNA, BRITISH COLUMBIA, CANADA V1Y 6L3
 (250) 762-2333

               NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                  TO BE HELD ON ____________, 1999

         NOTICE IS HEREBY GIVEN that the Extraordinary Meeting of stockholders
(the "Special Meeting") of Aztek Technologies Inc. ("ATI") will be held on __________, 1999 at the offices of Steven K Winters at 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. local time, for the following purposes:
         (1) To approve the acquisition of ATI by Aztek, Inc. ("Aztek") through the merger of ATI with Aztek, with Aztek continuing as the surviving corporation, pursuant to which each outstanding share of ATI Common Stock will be converted into one share of Aztek's common stock, par value US$.001 per share ("Aztek Common Stock"), the Merger Consideration and to approve the Merger Agreement by and between ATI and Aztek, dated as of July 2, 1998 (the "Merger Agreement") which sets forth the terms and conditions of the Merger.

NOTE: ATI's controlling shareholders are presently the sole shareholders of Aztek's common stock. These affiliates acquired one million shares at the nominal amount $.05 per share and own 100% of Aztek's outstanding shares.

The Board of Directors of ATI is not aware of any other business to come before the Special Meeting.

         The Board of Directors of ATI has fixed the close of business on _____________, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.



By Order of the Board of Directors,



Mike Sintichakis
President


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
WHETHER OR NOT
YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE,
SIGN
AND
COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED
ENVELOPE.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                     JOINT PROXY STATEMENT-PROSPECTUS

                                  AZTEK INC.
                                 PROSPECTUS
                                  2,051,109
                          SHARES OF COMMON STOCK
                         PAR VALUE $.001 PER SHARE
                          _______________________

                           AZTEK TECHNOLOGIES INC.
                               PROXY STATEMENT
            FOR ANNUAL AND EXTRAORDINARY MEETING OF STOCKHOLDERS

                       TO BE HELD ON ___________, 1999


     This Joint Proxy Statement-Prospectus is being furnished to the stockholders of Aztek Technologies Inc. ("ATI") in connection with the solicitation of proxies by ATI's Board of Directors for use at its Extraordinary Meeting of Stockholders to be held on __________, 1999. This Joint Proxy Statement-Prospectus was first mailed to security holders of ATI on or about __________, 1999.

At their Meeting, the holders of ATI common stock will be asked to approve the
Plan of Merger and the Merger Agreement, dated as of July 2, 1998, providing for a merger pursuant to which Aztek, Inc., a Nevada corporation ("Aztek") will be the surviving corporation and ATI will cease to exist (the transaction
is referred to hereinafter as the "Merger").   Aztek will provide without
charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the Merger Agreement. Upon consummation of the Merger, each outstanding share of ATI common stock, no par value ("ATI Common Stock"), other than shares held by ATI shareholders who perfect dissenters' rights, will be converted into one share of Aztek's common stock, par value $.001 per share ("Company Common Stock"). The receipt of Aztek Common Stock pursuant to the Merger will be tax-free to U.S. holders of ATI Common Stock.

Aztek has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for 2,051,109 shares of Aztek Common Stock to be issued in connection with the Merger.
This
Joint Proxy Statement-Prospectus also constitutes the Prospectus of Aztek filed as part of the Registration Statement. All information concerning Aztek included in this Joint Proxy Statement-Prospectus has been furnished by Aztek and all information concerning ATI has been furnished by ATI.

After the merger, the current shareholders of ATI's Common Stock will own approximately 100% of Aztek's shares. ATI shareholders that are not affiliates of ATI will own approximately 36% of Aztek's shares after the merger. Affiliates of ATI will own approximately 64% of Aztek's shares after the Merger.

THE SECURITIES ARE SPECULATIVE AND INVOLVE HIGH DEGREE OF RISK.
PROSPECTIVE
PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER
THE SECTION
"RISK FACTORS" AT PAGE 3.  THE SECURITIES

HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE
COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF
THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION
NOT CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND, IF GIVEN
OR MADE,
SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS
HAVING BEEN
AUTHORIZED.  THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT
CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE AZTEK
COMMON STOCK
OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE
SOLICITATION OF A
PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM
WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.  NEITHER THE DELIVERY
OF THIS
JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES
MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF AZTEK OR ATI SINCE THE DATE OF
THIS
JOINT
PROXY STATEMENT-PROSPECTUS.

The date of this Joint Proxy Statement-Prospectus is __________, 1999.

                  AVAILABLE INFORMATION AND INCORPORATION
                      OF CERTAIN DOCUMENTS BY REFERENCE



This prospectus incorporates by reference the Merger Agreement between the parties. Thus, the Merger Agreement is not presented herein or delivered herewith. ATI will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the Merger Agreement (not including exhibits to the Merger Agreement that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be made to Mike Sintichakis, #5-246 Lawrence Avenue, Kelowna, British Columbia, Canada V1Y 6L3, (250) 762-2333. In order to ensure timely delivery of the documents, any request should be made by ________, 1999. Aztek is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange
Act") and therefore does not file proxy statements or any other information with the Securities and Exchange Commission (the "Commission"). ATI is subject to the informational requirements of the Exchange Act and, in accordance therewith, ATI files reports and other information with the Commission. However, no such reports or other information filed with the Commission is incorporated by reference in this Joint Proxy Statement-Prospectus. Reports and other information filed by ATI can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, NW, Washington, DC 20549, and requested at the following public reference facilities in the Commission's regional offices: 7 World Trade Center, Suite 1300, New York, NY 10048; and City Corp. Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference section, 450 Fifth Street, NW, Washington, D.C. 20549. Though Aztek is not subject to the federal reporting requirements, as a result of the merger with ATI, Aztek will assume ATI's status as being subject to the reporting requirements. This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") which Aztek has filed with the Commission under the Securities Act and to which reference is hereby made.



Aztek's shares are not listed on any U.S. exchange. The public market for ATI's securities in Canada is on the Vancouver Stock Exchange under the symbol
"VSE-AZT." The public market for ATI's securities in the United States is on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "AZTKF."

TABLE OF CONTENTS

Available Information And Incorporation Of Certain Documents By Reference
iii
Summary     1
Risk Factors     3
The Transaction     9
Terms Of The Transaction     9
Comparative Per Share Data     12
Material Differences With Respect     13
To The Rights Of Securities Holders     13
Other Terms Of The Transaction     20
Pro Forma Combined Condensed Balance Sheets     21
Pro Forma Combined Condensed Statements Of Income     23
Material Contracts With The Company Being Acquired     25
Disclosure Of Commission Position On Indemnification     25
For Securities Act Liabilities     25
Description Of The Business Of The Acquiring Company     25
Description Of Property     26
Legal Proceedings     26
Market For Common Equity And     26
Related Stockholder Matters     26
Holders Of Record     26
Dividends     26
Aztek Management's Plan Of Operation     26
Proposed Acquisitions     27
Year 2000 Issues     29
External Funding     31
Changes In And Disagreements With Accountants     31
On Accounting And Financial Disclosure     31
Information About The Company Being Acquired     31
Description Of Business     31
Competition     32
Customer Base     33
Current Business Status     34
Operating Divisions     35
Current Status Of ATI     36
Description Of Property     38
Legal Proceedings     38
Market For Common Equity And     38
Related Stockholder Matters     38
Holders Of Common Stock     39
Dividends     39
ATI Management's Discussion And Analysis     39
External Funding     47

Disagreements With Accountants     47
On Accounting And Financial Disclosure     47
Voting An Management Information     47
Persons Making The Solicitation     49
Interest Of Certain Person In Matters To Be Acted Upon     49
Executive Compensation Of The Directors And     56
Executive Officers Of ATI     56
Long Term Incentive Plan     58
Certain Relationships And Related Transactions     59
Transactions With Promoters     60
Shareholders' Equity     63

                               SUMMARY

This Joint Proxy Statement-Prospectus is being issued by Aztek, Inc. ("Aztek"), a Nevada Corporation, and Aztek Technologies Inc. ("ATI"), a British Columbia corporation, to effect a merger of the two companies with the
Nevada corporation being the surviving entity. Aztek is a dormant corporation that has been in existence for four years. ATI is a company that develops and sells computer software and computer systems and provides support services for its customers. Aztek, Inc. will issue one common share of its stock for each outstanding share of ATI.

Aztek's shareholders presently consist of ATI's directors (the "Affiliates") On June 24, 1998, the Affiliates acquired one million shares at US$.05 per share per share. On June 23 and 25, 1998, ATI's shares closed at C$.80 and C$.95 respectively. The following table sets forth the percentage change in ownership that will result from the merger.

                   No. Of              No. Of        No. Of Shares
Shareholder     ATI Shares   $(1)   Aztek Shares  %  Held After Merger
(%)(1)
Total issued &
    Outstanding    2,051,109   100%   1,000,000   100%  3,051,109
100%
Mike Sintichakis     462,190     23     400,000     40    862,190          28
Nick Sintichakis      74,500      4     230,000     23    304,500          10
Daunna Potts               0      0      10,000      1     10,000           0
Eileen Keogh          37,000      2     120,000     12    157,000           5
Edson Ng             104,000      5     240,000     24    344,700          11
Maria Sintichakis    255,928     12           0      0    255,928           8
Tony Pantazopoulos    21,333      1           0      0     21,333           0
Non-affiliates     1,095,458     53           0      0  1,095,458          36
Non-affiliates


(1) Percentages do not equal 100% because of rounding.

Aztek issued common shares at US$.05 per share in exchange for cash to pay anticipated legal and corporate expenses and expenses associated with anticipated acquisitions. For more information see "Aztek Management's Plan of
Operation" at page 26. In addition to the increased interests of the Affiliates, the net effect of the merger is that the business and operations of Aztek Technologies Inc. will move from being a Canadian company to being a U.S. Company.
                        (Continued on next page.)

The primary addresses of the companies that are the parties to the transaction for which the securities described in this Joint Proxy Statement-Prospectus are being issued are as follows:

                              Aztek, Inc.
                     Suite #40 - 1575 Delucchi Lane
                         Reno, Nevada 89502
                            (702) 827-3639

                        Aztek Technologies Inc.
                         #5-246 Lawrence Ave.
                         Kelowna, B.C. V1Y 6L3
                                 Canada
                             (250) 762-2333

                              THE COMPANIES

Aztek was incorporated as Spectral Innovations (1994) Inc. in 1994. ATI initially formed Aztek as a wholly-owned subsidiary intending to acquire Spectral Innovations, Inc., a California corporation ("Spectral
California").
ATI subscribed for 25,000 shares of Aztek at $1.00 per share. The shares were subscribed and Aztek continues to carry the full amount of the purchase price as a subscription receivable due to ATI's lack of funds to pay for the shares in cash. The acquisition of Spectral California did not materialize.
Shortly
hereafter, ATI's management decided it eventually would merge ATI into Aztek but management declined to effect the merger immediately and therefore, Aztek has remained dormant since its inception. The Merger Agreement described below resulted from the decision to merge and the transaction is the subject of this Joint Proxy Statement-Prospectus. The reasons for the Merger are described below in the subsection, "Reasons for the Transaction" at page 10.

ATI was incorporated on July 11, 1979, by filing and registering its articles with the British Columbia Registrar of Companies. Over the last four years, ATI has expanded its business focus and capabilities following acquisitions. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corporation, a developer of municipal government software including general accounting and payroll systems and specialized systems such as property taxation, utility billing and building permits. This acquisition allowed ATI to further diversify its operations within the computer hardware, software and telecommunications market and to expand the existing forty-five
(45) municipal and private sector clients of ResponseWare. ATI continues to support and service the ResponseWare software and client base as its primary source of revenue. On August 21, 1995, ATI acquired the assets and business of Helix Technologies Limited, a consulting and systems integration firm specializing in technology for mobile work force automation. ATI has completed contracted projects from the acquisition and currently has no contracts for work in this area. Mobile work force automation technologies will be incorporated into future ATI products that have yet to be developed. ATI also continues to pursue further project-based contracts in the area of mobile work force automation technologies.

ATI's shares are currently trading on the Vancouver Stock Exchange ("VSE") and the Over-The-Counter Bulletin Board ("OTC BB"). ATI announced the Merger on July 2, 1998. The day prior to the announcement, the high was C$1.10, the low was C$1.10 and there had been no trades on the OTC Bulletin Board.


                                RISK FACTORS

The securities offered hereby are speculative in nature and involve a high degree of risk. Prospective investors should consider carefully the following factors, among others, prior to making an investment decision.

ARBITRARY MERGER EXCHANGE RATIO. The one-for-one exchange offered in this Joint Proxy Statement-Prospectus bears no relationship to the assets, book value, earnings, net worth, or any other recognized criteria of value of
ATI.
Consequently, the share exchange ratio, which can be deemed an offering price for ATI's securities, was determined arbitrarily and solely by ATI
and Aztek's Boards of Directors.   ATI's board members who approved the
arbitrary exchange ratio are also directors of Aztek. ATI's board members acquired their controlling share ownership in Aztek at a nominal cost. Therefore, they will benefit from the proposed Merger because their percentage interest in ATI's business will increase substantially. In establishing the exchange ratio or offering price, the Boards considered such matters as Aztek and ATI's limited financial resources and the general condition of the securities markets. The exchange ratio of the Merger should not, however, be considered an indication of ATI's actual value. For a detailed description of why the Merger is in the best interest of ATI's shareholders, see "Reasons for the Transaction at page 10.

DIMINISHED PERCENTAGE OWNERSHIP Non-affiliates presently own approximately 53% of the outstanding shares of ATI. As a result of the Merger, these same shareholders' percentage interest will move down to 36% of the outstanding shares. Since Aztek presently has no operating business, one net effect of the Merger will be to convey a substantial equity interest in ATI's business to ATI affiliates for nominal consideration.



OPERATING HISTORY. Aztek has no operating history. Aztek was incorporated in the State of Nevada in 1994 as Spectral Innovations (1994), Inc., but has been dormant since its inception. On June 8, 1998, Spectral Innovations (1994) Inc. changed its name to Aztek Inc. by filing with the State of Nevada an amendment to its articles of incorporation. Following the merger, Aztek will assume ATI's business activities.


CHANGE IN BUSINESS FOCUS. ATI has discontinued sales of its aging software products to businesses and municipalities. After the Merger, Aztek will focus
ATI's business operations on developing a new suite of software products using new software that Aztek has licensed from IBM. Aztek will also employ a merger or acquisition strategy to obtain new products and penetrate new markets.

DISCONTINUANCE OF PRIMARY PRODUCT. ATI'S products consist solely of computer programs developed by ATI's predecessor, ResponseWare Corporation. ATI discontinued the products because the products cannot take advantage of personal computer environments and were too expensive to maintain. As a result of discontinuing the product, net sales decreased 26% from $459,937 in the fiscal year ending 1997 to $339,784 in the fiscal year ending 1998.
Sales
decreased 13% from $528,922 in the fiscal year ending in 1996 to $459,934 in 1997.

Even though ATI is not selling new ResponseWare products, it continues to earn revenue by servicing, supporting, and developing product enhancements (software upgrades) for the ResponseWare product line. ATI is contractually obligated to provide maintenance services for the products already sold and customers pay an annual fee for the computer system maintenance. For those customers who are not parties to an annual service contract, ATI provides support and receives compensation on a time and material basis. Support and maintenance of ResponseWare products currently generate approximately 90% of ATI's revenues. For more information see "ATI Management's Discussion and Analysis" at page 39.

RISKS OF DEVELOPING NEW SOFTWARE. Aztek intends to design and develop an entirely new suite of software products to replace ResponseWare's obsolete products. The new products will be based on software licensed to Aztek by IBM. No guarantee exists as to the viability of the new products. The software is new, untested, and therefore potentially unstable. The products are subject to delays that could result in lost sales to new customers and lost revenues from existing customers that move to other vendors before new products are completed. Acquisitions will also affect new product development. ATI must design products in such a way that they can be integrated with other products including those acquired through acquisitions of companies. For more information on new products, see "ATI Management's Discussion and Analysis" at page 39.

EXPECTATION OF LOSSES. Aztek's management and ATI's management believe Aztek and its software and services will be a profitable enterprise in the future. However, Aztek anticipates experiencing future operating losses resulting primarily from marketing and recruitment of Value Added Resellers ("VARs") and associated training costs. ATI has operated at a loss for several years. To limit and reverse anticipated operating losses, Aztek must successfully develop its distribution network of VARs in the United States and Canada.

WORKING CAPITAL REQUIREMENTS. After the Merger, Aztek will require a substantial investment in working capital, principally to finance its marketing activities, recruitment of VARs, hardware and software development, and to increase its existing staff. ATI's working capital balance as of December 31, 1998, was C$-475,542. ATI unsuccessfully attempted to raise one million dollars in an offering. Without additional capital generated from the sale of Aztek's stock, or from operations, Aztek will be unable to fund its business, offer its services on an extensive basis, or expand its business.

Aztek will require a minimum of nearly $400,000 in working capital over the next twelve months. There can be no assurance that capital from private and public offerings will be available, or if available, can be obtained on terms advantageous to Aztek. If Aztek is successful in effecting a private placement, the capital it raises will be sufficient to meet its expected working capital needs for the following twelve months. If Aztek is unable to raise sufficient capital either externally or from operations it will not be able to sustain its operations. Aztek will have to reduce expenditures to keep in line with existing revenues generated by maintenance and customized service contracts currently in place. For more information on ATI's efforts to raise additional capital, see the subsection "Current Business Status" at page 34.

DEPENDENCE ON KEY PERSONNEL. Aztek and ATI are both dependent on the continued services of certain key management personnel, particularly Mike Sintichakis, Chairman of the Board and President of both ATI and Aztek. Aztek's Board of Directors consists solely of ATI's directors and one relative of an ATI director. The loss of Mr. Sintichakis' services could significantly impact Aztek's future operations and profitability. Neither ATI nor Aztek has a key man life insurance policy on Mr. Sintichakis. After the Merger, Aztek's growth and profitability will depend upon its ability to attract and retain skilled managerial, marketing and technical personnel.




INDEMNIFICATION OF DIRECTORS AND OFFICERS. The articles of incorporation for both Aztek and ATI indemnify directors and officers of each and allow for Aztek and ATI to secure insurance for the liability of their respective directors and officers.

NO PUBLIC MARKET FOR SHARES. At the present time, no public market exists for
Aztek's Common Stock and no market will, in fact, develop after completion of the Merger. Although ATI's Common Stock is traded on the Vancouver Stock Exchange, the daily volume is approximately 887 shares. Upon shareholder and regulatory approval of the Merger, ATI will voluntarily seek de-listing from the Vancouver Stock Exchange. Aztek's shares will not be listed on the Vancouver Stock Exchange.

ATI's listing on the OTC Bulletin Board is relatively recent, and no reliable historical data exists upon which to project daily trading volume of ATI's Common Stock. After the merger, Aztek will seek to have its shares listed on the OTC Bulletin Board but will not apply to have its shares listed on any exchange. Aztek will implement is acquisition plan described elsewhere in this Joint Proxy Statement-Prospectus. Once Aztek is qualified, it will seek listing on the Nasdaq SmallCap.




NO DIVIDENDS. Neither Aztek nor ATI has paid any dividends to date and Aztek has no plans to pay dividends in the foreseeable future.


LIMITED FINANCIAL RESOURCES AND NEED FOR ADDITIONAL FINANCING.  Other
than
the
proceeds from an anticipated offering and possible future revenues from the sale of Aztek's services, Aztek does not at this time, and may not in the future, have any additional sources of funds such as operating funds or significant credit arrangements, from which to pay the costs of its proposed
operations.   Aztek cannot assure it will be able to raise additional capital in the future to support its operations, either from operations or from external sources.

GENERAL RISKS ASSOCIATED WITH ACQUISITIONS. Aztek will use money raised in its anticipated offering for acquisitions, completion of products under development, financing expenses, marketing and working capital. Moreover, inherent risks associated with the acquisition plan include several factors. Acquisition targets tend to be small privately owned companies for which material information is unavailable prior to the acquisitions. The size of each acquisition is small such that substantial due diligence is cost-prohibitive. Aztek cannot assure that acquired companies will be free of problems with their staffs, products or clients and Aztek can give no assurances that financial projections associated with the acquisitions will be accurate. An additional risk is that clients may not easily make the transition from the acquired companies' products to Aztek's products. These clients may have relationships with the company to be acquired and the clients may choose not to develop new relationships that would come with the change in management associated with the acquisition. Moreover, as new products are developed after such acquisitions, Aztek may cease supporting the older antiquated products such that the acquiree's existing clients may find themselves with obsolete products. In that case, the client might not upgrade to the new products and ultimately stop doing business with Aztek.



ATI experienced such problems with its acquisition of Helix Technologies Limited ("Helix"). Helix generated revenues from time and materials in consulting and custom programming. Helix did not have its own proprietary products. Since ATI did not have additional financing, ATI focused its limited resources on servicing contracts assumed in its acquisition of ResponseWare Corp at the expense of sustaining Helix or developing new opportunities for Helix. Thus, Helix's business activities dwindled. For more information on pending acquisitions, see "Aztek Management's Plan of Operation" at page 26.




RISK ASSOCIATED WITH PENDING ACQUISITIONS. ATI is presently negotiating to acquire Concord Consultants Ltd., Municipal Hardware Systems Ltd., and Qdata Software Inc. These acquisitions are contingent upon ATI and Aztek completing the Merger and afterwards, Aztek intends to complete the three acquisitions. The target companies are software designers and vendors. The acquisitions are dependent on Aztek 's ability to raise additional money in an offering or offerings after the Merger. ATI's has been unable to raise additional capital in the past year and Aztek cannot guarantee that it will be able to raise money in the near future.

Aztek intends to complete due diligence investigations of the three targets prior to completing the acquisitions, but Aztek can give no assurance that the targets will be free of problems with their staffs, products, or customers. To the extent the targets provide financial projections, Aztek can give no assurance the projections will be accurate. Moreover, Aztek can give no assurance that the target companies' clients will migrate from the targets' proprietary products to Aztek's products.

DEBT TO AFFILIATES AND DEBT TO THIRD PARTIES. Pursuant to the Merger, Aztek will assume all of ATI's outstanding debt. Trade accounts payable are interest-free, the royalties payable are without interest, and the current liabilities to officers and directors are without interest. ATI currently has long term debt of approximately C$231,036, all due to affiliates interest free. ATI has an accounts payable balance of C$359,552 and total debt of C$820,272.

ATI's debt to IBM remains outstanding. The debt is C$100,000 which is substantial relative to ATI's balance of total assets at December 31, 1998, of
C$200,266. Payable over ten months, ATI was scheduled to begin repayment in December 1997. ATI is attempting to re-negotiate a revised payment schedule but the risk remains that IBM may collect at some point. IBM has agreed to wait until ATI completes an equity offering to collect royalties due. ATI has a good working relationship with IBM as shown in IBM's willingness to enter into a licensing agreement for new software in July 1998.




SUBSTANTIAL COMPETITION. ATI currently competes in a rigorous and demanding business environment. The primary competition comes from small to mid-sized municipal government marketers, regional vendors, specialized departmental solution providers and in-house developed systems. Approximately 100 significant regional software vendors are in the United States and approximately 10 significant regional software vendors are in Canada. Aztek and ATI expect competition to increase in the foreseeable future, which may or may not impact Aztek's profitability after the Merger.

Mounting pressure to deliver current technology is increasing at a time when funding for new development is difficult for Aztek to achieve. Aztek's products are designed to take advantage of business intelligence tools and software. Frequently, municipalities create and maintain information and data with limited support staff. For additional information, see

 "Competition" at page 32.

VOTING CONTROL BY INSIDERS. Aztek's articles of incorporation and ATI's articles prohibit cumulative voting in electing directors. Aztek's directors are presently the largest stockholders in ATI and all of ATI's directors presently serve on Aztek's Board of Directors. In this regard, Mr. Mike Sintichakis, president and director, will continue to be the largest single shareholder.



     CHANGE IN DOMICILE     As a result of the change in domicile,
shareholders in the surviving Nevada entity will not enjoy certain corporate governance rights that they enjoy as shareholders of ATI as a British Columbia company. Under Nevada law, Aztek will be required to have its annual shareholder meeting at least every eighteen months instead of every thirteen months as British Columbia law requires. The required notice will change from twenty-one days' notice to ten days' notice. Whereas ATI previously had to have its annual meetings in British Columbia, Nevada law will permit the surviving company to have its meetings anywhere allowed by the company's bylaws. Currently under British Columbia law, ATI shareholders owning an aggregate of at least 1/20 of the outstanding shares of ATI may compel the directors to call a shareholders' meeting, but after the merger and under Nevada law, shareholders will have no such right.

As a result of the change in domicile, shareholders will no longer have a right to see and copy a register of any debts to officers exceeding $5,000, as they now do under British Columbia law. Under Nevada law, shareholders will no longer have the right to appoint an auditor as they do under British Columbia law.
Under British Columbia law, a 3/4 majority vote of the shares outstanding is necessary to sell, lease or otherwise dispose of the business. Under Nevada law, only a majority vote of the shares outstanding at a meeting, called specifically to vote on that issue, is sufficient to sell or dispose of the business. Under British Columbia law, a 3/4 majority vote of the shares outstanding is required to split or consolidate ATI's stock whereas under Nevada law, the directors may split or consolidate the shares without a shareholder vote. Under British Columbia law, 3/4 of the outstanding shares of
ATI must vote in favor of an amendment to the company's articles whereas under
Nevada law, only a majority vote of the outstanding shares must vote in favor of such an amendment.

Under British Columbia law, where a company's shares are held in escrow under and escrow agreement and cancelled, the company cannot return cash, property or other consideration unless 3/4 vote of the shares outstanding approves the action. The concept of escrow shares is a Canadian concept and the Nevada corporate law contains no such provisions.

Under British Columbia law, a company is required to obtain a 3/4 majority shareholder vote to create, define, attach, vary or abrogate any special rights to any shares. Under Nevada law, if the articles so provide, the directors may prescribe classes and series. Moreover, the directors may prescribe the voting powers, distinguishing designations, preferences, limitations, restrictions and relative rights of each class or series of stock. Regardless of the articles of incorporation, the directors may take action to protect the interests of the corporation and its stockholders by adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.




THE TRANSACTION

Aztek has entered into an agreement with ATI whereby each one outstanding share of ATI Common Stock will be exchanged for one common share, par value $.001 of Aztek resulting in all shareholders of ATI becoming shareholders of Aztek. The transaction is subject to regulatory acceptance and the approval of the shareholders of ATI and all regulatory bodies having jurisdiction over Aztek.

                           TERMS OF THE TRANSACTION

                         BACKGROUND OF THE TRANSACTION

ATI and Aztek's principal, Mr. Mike Sintichakis, concluded that ATI would be in a better position for growth and expansion if it were a U.S. Company. After conferring on the matter, the board resolved to change ATI's domicile. At Mr. Sintichakis' suggestion, since ATI had already formed a U.S. corporation, the board concluded that it would be appropriate to merge ATI into the dormant corporation. On June 30, 1998, Aztek's Board officially approved the acquisition of ATI in a one-for-one exchange. Although changes in domicile are commonly effected by merging with a wholly-owned subsidiary, ATI's directors resolved to merge ATI with a company in which the directors had already purchased shares. ATI formed Aztek and subscribed for shares but did not purchase any shares because ATI had little cash to purchase any shares. The directors purchased the Aztek shares to provide working capital to Aztek for its initial expenses in effecting the merger. As a result of purchasing the shares, the directors will benefit from the merger by receiving a larger share of the combined company than would have been the case had ATI merged with a wholly-owned subsidiary. For the benefits of operating as a U.S. company, see "Reasons for the Transaction" below. The only agreement to which Aztek and ATI are parties is the Merger Agreement.



TERMS OF THE ACQUISITION AGREEMENT

The Merger Agreement provides for the acquisition of ATI by Aztek by ATI merging into Aztek with Aztek being the surviving corporation. Each outstanding share of ATI's common stock will be automatically converted into the right to one share of Aztek's Common Stock. This transaction is referred herein as the "Merger." The Merger Agreement calls for Aztek to issue its shares in exchange for each outstanding share of ATI in a one-for-one exchange. The parties have provided that Aztek will issue Escrow Shares such that the holders of ATI escrow shares will receive Escrow Shares in Aztek's Common Stock with the same rights that existed prior to the Merger. All assets and liabilities of ATI will pass to Aztek on the completion of the Merger. Except for Mr. Sintichakis, the directors and officers are required by the Merger Agreement to resign from ATI at the completion date. They have already been duly elected as the directors and officers of ATI.

TREATMENT OF STOCK OPTIONS AND ESCROW SHARES

At the Effective Date, each option outstanding under ATI's stock option plan shall be converted into an option to purchase the number of shares of Aztek Common Stock equal to the number of shares of ATI Common Stock issuable immediately prior to the Effective Date upon exercise of such option (without regard to restrictions on exercisability). The options shall be upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Date. At the Effective Date, each ATI escrow share outstanding shall be converted into the number of escrow shares of Aztek Common Stock equal to the number of escrow shares of ATI Common Stock issuable immediately prior to the Effective Date upon the same terms and conditions under the relevant escrow plan as were applicable immediately prior to the Effective Date. The Escrow Shares are placed in escrow for release upon ATI reaching certain milestones. The Escrow Shares serve as an incentive to Mr. Sintichakis to cause ATI to reach these milestones.
     ATI currently has stock options outstanding and shares allotted accordingly. Directors or employees may exercise the options for the total shares allotted or a portion of the shares allotted. Directors and employees are not under any obligation to take up and pay for any of the optioned shares. The stock options are non-transferable and become null and void thirty days after the director or employee ceases to be a director or employee of ATI. 185,000 options with an exercise price of $1.82 are outstanding and will expire on March 20, 1999.
Of the total shares of ATI Common Stock outstanding, 354,000 shares are escrow shares that will be released to their owners at the rate of 1 share for each $0.31 of cash flow from operations. Shares not released prior to September 17, 2001 will be canceled and treated as authorized but unissued shares. Aztek's Directors owned certain Bonus Shares that were held in escrow but have since been returned to the company and converted to debt.

REASONS FOR THE TRANSACTION

Aztek and ATI's boards of directors considered many factors in the Merger including the economic, financial, legal and market factors. Although the Merger Agreement provides for an exchange ratio that diminishes the percentage interest held by ATI "non-affiliates," the ATI's board concluded that the Merger is in the best interests of ATI's stockholders. Through the Merger, Aztek will acquire an existing operating entity and move from being a dormant corporation to an active corporation. Aztek will own all of ATI's assets, receive all ATI's revenues but will also assume all of ATI's accrued liabilities, accounts payable and operating expenses.

Management believes that additional financing potential is inherent in expansion into the U.S. market. The surviving company will be able to attract more investment capital as it continues to grow. Investors tend to be more cautious with respect to investing in foreign companies partly because they have less access to information and because such foreign companies may be subject to less stringent accounting rules. Though ATI is currently a fully reporting company under the Securities Exchange Act of 1934, investors still tend to perceive that they enjoy less protection when investing in a foreign company. Future investors in Aztek can be confident that they are investing in a company that is subject to U.S. accounting procedures which tend to be more strict than those of non-U.S. domiciles. While the percentage interest of ATI's shareholders will be diluted in the merger, ATI's management believes the Merger will create greater opportunities for the surviving company and benefit ATI's shareholders. Without access to additional capital, management believes ATI will continue to be strangled by a lack of funds for any future growth.

The surviving entity's capital structure aligns management's interest with that of the shareholders. Although management purchased shares in Aztek at the nominal rate of $.05 per share, the subscription agreement pursuant to which the shares were purchased contain strict terms such that the shares are held in trust for management's benefit to be released in twenty-four monthly installments. The subscription agreements for those shares contain a provision that in the event the shareholder ceases to be a director, officer or employee
of Aztek, or is released for any reason, the shares remaining in trust shall
be transferred to a new holder.   Management purchased the shares to provide
start-up capital to Aztek for basic organizational costs.

     An additional reason for the transaction is that upon the effective date of the merger, the investors in ATI will benefit from an immediate increase in per share book value of $-0.23 to $-0.10 (a gain of $.13 on the net tangible book value) from the net tangible book value of their ATI Common Stock when compared to the resulting net tangible book value of Aztek's Common Stock after the Merger.

Aztek will apply to have its shares traded on the OTC Bulletin Board and ATI's shares will be de-listed from the Vancouver Stock Exchange. As a result of the Merger, Aztek will no longer be subject to different trading rules requirements. Currently, ATI is subject to different trading rules and requirements by virtue of its shares being traded on Canadian exchanges and the OTC Bulletin Board.

CONDITIONS TO THE MERGER
     The obligations of Aztek and ATI to effect the Merger are solely and jointly subject to a number of conditions including, among other things, receipt of ATI stockholder and regulatory approval.

REQUIRED REGULATORY APPROVALS

ATI's shares are currently listed on the Vancouver Stock Exchange ("VSE") and the Merger is subject VSE approval. If such approval is not granted, ATI will voluntarily seek de-listing and proceed with the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
Certain members of ATI's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of ATI generally. Those interests relate to an increase in the directors' and officers' percentage share of ownership in the surviving company relative to their percentage share of ownership in ATI before the Merger.

                      COMPARATIVE PER SHARE DATA

The following table sets forth the historical book value, cash dividends declared per share and income or loss per share of Aztek after giving effect to the Merger. The information presented should be read in conjunction with such pro forma combined financial information and notes thereto and the separate historical consolidated financial statements of Aztek and notes thereto appearing elsewhere in this Joint Proxy Statement-Prospectus, and the statements of ATI appearing in its annual report to shareholders.

                                          June 30     June 30     June 30
                                            1998        1997        1996
                                          -------     -------     -------
                                                   (In U.S. Dollars)
Aztek
   Historical
     Book Value per Share                   $0.03        N/A          N/A
      Cash Dividend per Share                   -          -            -
      Income (Loss) per Share, from
         Continuing Operations                  -          -            -
   Equivalent
     Book Value per Share                    0.01        N/A          N/A
     Cash Dividend per Share                    -          -            -
     Income (Loss) per Share, from
         Continuing Operations                  -          -            -

ATI
   Historical
     Book Value per Share                   ($.16)       N/A          N/A
     Cash Dividend per Share                    -          -            -
      Income (Loss) per Share, from
        Continuing Operations               (0.16)     (0.26)       (0.14)
   Equivalent
      Book Value per Share                  (0.08)       N/A          N/A
      Cash Dividend per Share                   -          -            -
      Income (Loss) per Share, from
        Continuing Operations               (0.08)     (0.13)       (0.07)
Combined
   Pro Forma
      Book Value per Share                  (0.06)       N/A          N/A
      Cash Dividend per Share                   -          -            -
      Income (Loss) per Share, from
        Continuing Operations               (0.06)     (0.13)       (0.14)

                        DESCRIPTION OF SECURITIES

Aztek's authorized capital stock consists of 100,000,000 shares of Common Stock, $.001 par value. 2,051,109 previously unissued shares of Aztek are being registered pursuant to a registration statement on Form S-4 and issued pursuant to this Joint Proxy Statement-Prospectus. Aztek's existing
shareholders are not offering their shares as part of the transaction.   On
December 31, 1998, 1,000,000 shares of Common Stock were outstanding and held of record by six shareholders. Immediately following the Merger and upon the tender of all of ATI's shares, 3,051,109 shares of Common Stock will be outstanding and held of record by approximately three hundred forty-seven shareholders.

The holders of Aztek's Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and to receive ratably dividends when and as declared by the Board of Directors from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aztek, holders of its Common Stock are entitled to share ratably in all assets available for distribution to stockholders after payment of all liabilities. No preemptive, subscription, or redemption rights relating to the Common Stock exists. No cumulative voting rights in the election of directors exist for Aztek's Common Stock. Aztek has no preferred shares.

                   MATERIAL DIFFERENCES WITH RESPECT
                   TO THE RIGHTS OF SECURITIES HOLDERS

ANNUAL MEETINGS

Under Nevada law, annual meetings must be held within eighteen-month intervals and the company must notify the shareholders at least ten days but not more than sixty days before the meeting. A company can cease delivering notices of meetings, if notices for the prior two years, and at least two dividend or interest payments for the prior one year have been returned undeliverable. British Columbia law requires a corporation to hold an annual meeting at least once a year and not more than thirteen months after the prior annual meeting.
If a corporation fails to hold such a meeting, a shareholder can apply to the court for relief. British Columbia law requires ATI to give notice of a meeting at least 21 days in advance of the meeting, but the record date cannot exceed 49 days before the date on which it will take an action.

British Columbia law requires annual meetings to be in British Columbia whereas Nevada law requires the annual meeting to held where specified in the bylaws. Thus after the Merger, Canadian stockholders may be less able to attend annual meetings. Under British Columbia law, shareholders owning an aggregate of at least 1/20 of the outstanding shares of ATI may compel the directors to call a meeting. Nevada law contains no comparable provision.
As
a reporting company, British Columbia law requires ATI to provide an income statement, a balance sheet and statement of surplus for two years at the annual meeting. ATI must also send financial statements to all shareholders.
Nevada law contains no comparable provisions.

ATI's annual meetings must be in British Columbia. ATI has specific provisions for the conduct of meetings. If special business will be considered at a meeting, ATI must inform
                                   13

Shareholders that the document describing such special business is available for inspection. ATI's articles do not provide for a record date to determine shareholders entitled to vote or receive a distribution.

Pursuant to Aztek's bylaws, annual meetings can be anywhere and notice must comply with the 10 day/60 day statutory rule. Aztek's bylaws have no specific provisions for the meetings. For special actions taken at a shareholder meeting, Aztek must provide a copy of the relevant document in the notice, or provide a summary of the document or action to be taken. A quorum is the majority of outstanding shares represented in person or by proxy. Aztek may set record dates less than seventy days before an action to determine shareholders entitled to vote or receive a distribution. The record dates depend on the action to be taken and are as follow: for an annual or special meeting, the day before the first notice to shareholders; for meetings demanded by shareholders, the date of the first demand; for actions taken without a meeting, the date any shareholder signs a consent; for a distribution, the date the directors authorize the distribution. Aztek's bylaws permit shareholders to take action without a meeting if shareholder consents are signed by one or more shareholders holding a majority of the shares.


TRANSACTIONS REQUIRING SHAREHOLDER APPROVAL

Under Nevada law, to amend the articles of incorporation, a majority of the voting power must vote in favor of the amendment, unless the articles of incorporation require a greater proportion of votes. Nevada law requires a vote by a majority of the voting power of the shares to renew the company's charter. Stockholders holding at least a majority of the voting power must approve by written consent the execution and filing of a certificate to revive the company's original or amended charter. Under Nevada law, if it has a majority of the voting power at a stockholders' meeting called for that purpose, a company may sell, lease, or exchange all of its property and assets, including its good will and its corporate franchises, however, no vote is necessary to transfer assets by way of mortgage, or in trust or in pledge to secure indebtedness of the corporation. Stockholders entitled to vote must approve a dissolution of the corporation.

Under British Columbia law, Shareholders must approve the appointment of an auditor at each annual meeting. Under British Columbia law, a 3/4 majority vote is required for several corporate actions and is referred to as a "special resolution." A company needs a special resolution for the following transactions: to dispose of the company's business, change its articles, change its business purpose or change its name; create, define, attach, vary or abrogate special rights to any shares; return any cash, property, or other consideration paid to it for any shares unless the return of the shares is pursuant to an escrow agreement approved by special resolution before the allotment of the shares; split or consolidate its stock; or to change the par value of its shares.

British Columbia law requires a special resolution to approve a business combination agreement and for a compromise or arrangement between a company and its creditors or a company and its shareholders.

By the shareholder vote required in its articles, or by a 3/4 majority shareholder vote in the absence of such a provision, a company can increase its authorized capital by creating shares, increasing the number of shares or increasing the shares' par value. A 3/4 majority shareholder vote of a particular class must consent to any interference or prejudice of any right or special right if that right is attached to that class of shares and that right is affected differently from those attached to another series of the same class.

A company must have a special resolution to provide any financial assistance to certain persons as permitted under British Columbia law. Under the law, a company can give money to trustees to subscribe for or purchase shares or debt obligations for a bona fide employee's or affiliate's benefit. A company may also provide financial assistance to its bona fide full time employees or affiliates to enable them to purchase or subscribe for shares or debt obligations.

As set forth elsewhere in this Joint Proxy Statement-Prospectus, the directors of ATI hold options to purchase shares of ATI Common Stock. Under British Columbia law, the shareholders of ATI Common Stock must approve the directors' exercising their shares. No such provision exists under Nevada law.
VOTE REQUIRED FOR SHAREHOLDER ACTIONS

Under Nevada law, action by stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. British Columbia law requires a simple majority vote of outstanding shares in person or by proxy to pass an ordinary resolution. The law also allows shareholder action by consent in lieu of a vote if at least 3/4 of the shares entitled to vote, vote in favor of the resolution. As discussed above under "Transactions
Requiring Shareholder Approval," a 3/4 majority vote is required to pass any special resolution. Neither company's governing rules provides for preemptive rights.

QUORUM REQUIREMENTS FOR SHAREHOLDERS' AND DIRECTORS' MEETINGS

Under Nevada law, a majority of the voting power, including that present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum. A majority of the directors then in office at a meeting duly assembled constitute a quorum at a directors' meeting. Under
Aztek's bylaws, quorum requirements for shareholders' meetings are the same as under the statute, but a majority of the number of directors fixed by the bylaws constitutes a quorum for directors' meetings.

Generally under British Columbia law, two persons at a meeting constitute a quorum, however, as a reporting company, at least one person holding or representing by proxy at least 1/3 of the shares affected constitute a quorum for a meeting. Under ATI's articles, a quorum for transacting business at a general meeting is two persons. British Columbia law has no requirements for a quorum at a directors' meeting. Under ATI's articles, a quorum for a directors' meeting is fixed by the directors and if not so fixed, is a majority of the board.

DISSENTERS' RIGHTS OF APPRAISAL
NEVADA LAW

Under Nevada law, a stockholder may dissent from and obtain the fair value of his shares in the event of any of the following corporate actions:
* Consummation of a merger plan if stockholder approval is required and the shareholder is entitled to vote on the merger, or if the company is a subsidiary and is merged with its parent;

* Consummation of an exchange plan where the company will be acquired if the shareholder is entitled to vote on the plan;

* Any corporate action pursuant to a shareholder vote if the articles, bylaws or a directors' resolution permits stockholders to dissent and obtain payment for their shares.

The dissenting stockholder cannot challenge the corporate action unless the action is unlawful or fraudulent. Stockholders have no right of dissent if the shares were listed on a national securities exchange, included in the national market system by the NASD, or if the shares were held by at least 2,000 stockholders of record. An exception exists where the articles provide otherwise. A second exception exists where the stockholders are required to accept for their shares anything except cash or owner's interests in the surviving or acquiring entity, an entity listed on a national securities exchange in the national market system by the NASD, or an entity held of record by at least 2,000 holders, or a combination of these factors. Stockholders of the surviving company in a merger have no dissenting rights if the merger does not require stockholder action.

A notice of dissenters' rights must be sent with the notice of the meeting where the vote will take place. For actions taken by consent, the company must send the dissenters' notice and a notice that the action was taken. A dissenting shareholder must notify the company of his or her dissent in writing before the vote is taken and is prohibited from voting in favor of the proposed action. Otherwise the dissenting shareholder is not entitled to payment for his or her shares. If a proposed action creating dissenters' rights is authorized at a stockholders' meeting, the company must deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights within 10 days of effecting the corporation action. The notice must state where the demand for payment must be sent, when and where certificates are to be deposited, and it must inform holders not represented by certificates to what extent the transfer of shares will be restricted after demand for payments is received. The company must supply a form for demanding payment that includes the date of the first announcement to the news media or stockholders of the terms of the proposed action. The form must require that the person asserting the dissenter's rights certify whether or not he or she acquired beneficial ownership before that date. The notice must set a deadline when the corporation must receive the demand for notice.

The stockholder must then demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice of this certification and deposit his or her certificates, if any, in accordance with terms of the notice. The stockholder who complies retains all other rights of a stockholder until those rights are canceled or modified by the company's taking the proposed action. The stockholder who fails to demand payment or deposit his or certificates where required by the date set forth in the dissenter's notice forfeits his or her payment.

The company can restrict the transfer of shares not represented by a certificate from the date the demand for payment is received. The company must pay the dissenter within 30 days the amount the company estimates to be the fair value of the shares plus accrued interest. The company must include with the payment a copy of its balance sheets as of the end of a fiscal year ending not more than 16 months before the payment date, an income statement for that year, a statement of changes in stockholders equity for that year, and the latest available interim financial statements. The company must also provide a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of dissenter's rights to demand payment and a copy of the Nevada Revised Statute §§
92A.300 - 92A.500, inclusive.

Unless the beneficial shareholder owned the shares before the date set forth in the dissenter's notice as of the date of the first announcement to the news media or to the stockholder of the terms of the proposed action, the corporation may withhold payment from a dissenter. If the company withholds payment, it must estimate the fair value of the shares, plus accrued interest and offer to pay this amount to each dissenter who agrees to accept it in full
satisfaction of his demand.    The company must send with its offer a
statement of its estimate of the fair value, and explanation of how interest was calculated and a statement of the dissenter's right to demand payment.

A dissenter can notify the company of his or her own estimation of the fair market value of the shares and demand payment of this amount less any money already paid if he believes the amount offered by the company is less than the fair value of the shares. The dissenter must do so within 30 days. After receiving such a demand, if the amount remains unsettled, the company must commence a proceeding within 60 days in the district court in the county of its registered agent to determine the value of the shares, or pay the amount the dissenter demands. All parties with unsettled demands become parties to the proceeding, the court appoints an appraiser, and issues a judgment for the amount the court finds to be the fair value of the shares payable to the shareholders. The corporation must pay the court costs unless the dissenters acted arbitrarily, vexatiously or in bad faith and the court may impose fees for counsel and experts in equitable amounts against the respective parties. In some cases, dissenter's counsel fees may come from the funds awarded in the judgment.
BRITISH COLUMBIA LAW

Under British Columbia law, if a company passes a resolution to which a shareholder may dissent, the company must notify the dissenting shareholder of its intention to act and advise the dissenting member of his or her rights. The dissenting shareholder has the right to compel the company to purchase his or her shares by delivering a notice of dissent within 14 days of the notice of the company's intention to act. The dissenting shareholder may apply to a court to compel the company to purchase the dissenting shareholder's shares. The price of the shares is the fair value the day before the date on which the resolution was passed.

CUMULATIVE VOTING

Nevada law permits cumulative voting if provided for in the company's articles, but the shareholder must notify the company's president or secretary in writing of his or her intention to vote cumulatively. Aztek's bylaws specifically prohibit cumulative voting. British Columbia law does not contemplate cumulative voting, but ATI's bylaws permit cumulative voting.

DIVIDEND PAYMENT

Under Nevada law, dividend payments, share redemptions and asset distributions all fall within the definition of a "distribution." A company can make a distribution so long as the distribution does not render the company insolvent. Moreover, the distribution must not cause the sum of the liabilities and the funds necessary to satisfy preferential rights upon dissolution to exceed the assets. Under British Columbia law, dividends, which may be paid by distributing cash, assets paid up shares, bonds or other debt obligations, may be paid out of the company's profits.

PROXY REQUIREMENTS

British Columbia has specific laws to regulate proxies. Only a shareholder of ATI common stock or his or her attorney may execute a proxy. In Nevada, the stockholder may authorize his officer, director, employee or agent to execute the proxy. British Columbia law provides that a proxy ceases to be valid after one year. Nevada law provides that a proxy expires after six months unless coupled with an interest, or unless the stockholder specifies a length not to exceed seven years. British Columbia. law requires ATI to send a proxy conforming to certain guidelines to each shareholder while Nevada law has no requirements for proxy contents. However, as a result of the merger, Aztek will be a successor to a company with securities registered under Section 12(g), and thus itself will become a reporting Company under Section 12(g). As such, the Company will be subject to the proxy rules under Section 14 of the Securities Exchange Act of 1934. Finally, under British Columbia law, directors may require proxies to be delivered a maximum of 48 hours in advance of a meeting.

EXAMINATION OF RECORDS

British Columbia. law requires ATI to keep at its office the following registers of the following items: members (shareholders); directors; debenture holders; debentures; indebtedness; allotments; minutes of general meetings; minutes of directors; and several other documents. British Columbia also requires ATI to keep accounting records of all transactions. Directors and former directors may examine the corporate records and take extracts of those records without charge. Shareholders may examine records and take extracts without charge with the exception of directors' minutes, documents approved by the directors in the preceding ten years and mortgages. Under British Columbia law, ATI cannot close its stock ledger to stockholders. As a reporting company, shareholders may take copies of the same records for C$.50 or less, but in some cases C$.50 per page. Moreover, any person can extract the same record as shareholders except minutes of meetings. The cost is C$.50 or less per document and in some cases C$.50 per page.

     ATI's directors hold options to purchase shares of ATI Common Stock. Under British Columbia law, the shareholders of ATI Common Stock must approve the directors' exercising their shares. No such provision exists under Nevada law.

Nevada law only requires Aztek to retain its articles, bylaws and stock ledger at its office. Stockholders may copy the articles, bylaws, amendments and stock ledger if they have been stockholders of record for six months preceding the demand, or are authorized by the shareholders of at least 5% of the outstanding shares. However, Aztek's bylaws provide that at least ten days before a meeting, a list of shareholders entitled to vote must be compiled and made available for inspection. The bylaws also permit a shareholder to inspect and copy resolutions creating different classes of stock, minutes of shareholders' meetings and actions without meetings, communications to shareholders within three preceding years, the names and addresses of current directors, and the most recent annual report. For a proper purpose a shareholder may inspect minutes of directors' meetings, accounting records and the record of shareholders. In Nevada, persons must own at least 15% of the outstanding shares to examine the financial records. The shareholder making the demand bears all costs and must sign an affidavit that such inspection is not desired for any purpose not related to his interest as a stockholder. Under Nevada law, Aztek may impose a reasonable charge.

DIRECTORS

Under British Columbia law, a majority of directors must be Canadian and at least one director must be a resident of British Columbia. Directors are jointly and severally liable for losses suffered as a result of the corporation losing money by selling shares for less than par value, or for selling shares issued where consideration has not been fully paid. Shareholders have a right to at least 56 days advance notice of an election for directors. Shareholders owning ten percent or more of the outstanding shares have a right to nominate for directors. British Columbia law has a "bad boy" statute that precludes a person from serving as a director if he or she is an undischarged bankrupt, has been convicted in connection to dealings with a corporation, or for fraud. If the company is a reporting company, a person who has had a registration cancelled cannot be a director. British Columbia corporate law also contains a provision that makes insiders liable for acting on confidential information at the expense of the value of the securities.

OFFICERS
British Columbia law requires a president and secretary and they cannot be the
same person.   British Columbia law permits but does not require election of officers. However, ATI's bylaws grant the directors the right to appoint the officers. The duties of a secretary to maintain the records of the corporation are set forth under Canadian law.

Nevada law requires a president, a secretary and a treasurer, and one person can serve in all offices. Officers are appointed by the directors.

Aztek's bylaws provide for a president, secretary and treasurer. ATI's bylaws do not designate specific officers. The Company's president, among other things, presides over meetings of the shareholders.

ARTICLES AND BYLAWS

The following discussion explains differences in both companies corporate governance documents to the extent they have not been discussed thus far. ATI has authorized 100,000,000 shares no par value. The number of directors is determined by the directors. If the directors fail to determine a number of directors, the number to be elected is the same as the number of directors whose terms expire and directors may appoint additional directors. ATI's articles provide for mandatory indemnification of directors and the secretary, and permissible indemnification for officers other than the secretary. A director may only be removed by other directors and only for an indictable offense and the directors fill any vacancies. ATI's board may appoint an Executive Committee that have the powers vested in the board except to fill vacancies, or change the membership of the Executive Committee. Directors can declare dividends without giving notice to shareholders.

Aztek has authorized 100,000,000 shares, par value $.001. It has four directors which may be increased to nine or decreased to one. Directors are elected by the shareholders. Aztek's bylaws prohibit cumulative voting and its articles provide for mandatory indemnification of directors and officers.
Shareholders may remove one or more directors. Directors fill any vacancies in the board, except when the vacancy results from an increase in the number of directors in which case the shareholders fill the vacancy. Aztek's board may appoint committees but the bylaws do not specifically provide for an Executive Committee. The directors may amend the bylaws.

OTHER TERMS OF THE TRANSACTION

ATI will merge with and into Aztek with Aztek being the surviving corporation. ATI, as of the date of the merger, will have 2,051,109 shares issued and outstanding. ATI's shareholders will receive one fully paid and non-assessable share of Aztek's Common Stock in exchange for each share of ATI stock he or she holds.

Accounting Treatment. The Merger will be accounted for as a purchase transaction, in accordance with generally accepted accounting principles.
The
carrying value of ATI's assets and liabilities approximates their fair market value so that there will not be any adjustments to the carrying value of ATI's assets and liabilities reflecting their fair values at the date of the Merger.

Federal Income Tax Consequences of the Transaction. The Law Firm of Larson-Jackson has rendered its opinion on the tax consequences of the Merger. In the opinion of tax counsel,
                                20
the following constitutes the material federal tax consequences of the Merger under U.S. law: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"); (ii) no gain or loss will be recognized by ATI or Aztek as a result of the Merger,
(iii) no gain or loss will be recognized by a stockholder of ATI who exchanges all of such stockholder's ATI Common Stock solely for shares of Company Common
Stock; (iv) the basis of shares of Company Common Stock to be received by a stockholder of ATI will be the same as the basis of the ATI Common Stock surrendered in exchange therefor; and (v) the holding period of the shares of Company Common Stock to be received by a stockholder of ATI will include the period during which the stockholder held the shares of ATI Common Stock surrendered in exchange therefor, provided that such ATI Common Stock is held as a capital asset by such stockholder at the Effective Date.

Cash payments made to the U.S. residents who are holders of ATI Common Stock upon the exchange thereof in connection with the Merger for Dissenting Shares (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, Aztek will be required to deduct and withhold the tax upon the following events: (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies Aztek that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies Aztek that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND
FINANCIAL
ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE
UNIQUE TO SUCH
STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO
AS TO ANY
ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF
THE
MERGER AND/OR ANY SALE THEREAFTER OF AZTEK COMMON STOCK RECEIVED
IN THE
MERGER. A GENERAL DESCRIPTION OF THE TAX CONSEQUENCES TO CANADIAN
SHAREHOLDERS
WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES
OF EACH
CANADIAN STOCKHOLDER'S SITUATION CAN BE FOUND IN THE OPINION OF THE INDEPENDENT ACCOUNTANTS ATTACHED HERETO.
           PRO FORMA COMBINED CONDENSED BALANCE SHEETS

     The following pro forma combined condensed balance sheets give effect to the proposed Merger between Aztek and ATI. This statement combines Aztek and ATI's audited balance sheets of June 30, 1998, and Aztek and ATI's unaudited December 31, 1998, balance sheets and assumes the Merger was accounted for as a purchase. The terms of the Merger call for Aztek to exchange one share of its Common Stock for each ATI common share. The pro forma data does not purport to be indicative of the results that would actually have been reported if the Merger had been in effect or which may be reported in the future. This statement should be read in conjunction with the accompanying note, the pro forma combined condensed statements of income and the respective historical consolidated financial statements and related notes of Aztek and ATI included elsewhere herein. All figures in this pro forma combined balance sheet are in U.S. dollars. ATI's audited balance sheet included in this Joint
Proxy-Statement Prospectus is reported in Canadian dollars. The audited financial statements contain a reconciliation to U.S. Generally Accepted Accounting Principles.

                                  June 30, 1998
                                  (U.S. Dollars)
                                      ASSETS
                                                                        Pro
                                                                       Forma
                               Aztek           ATI                   Combined
                      ________________________________________________________
CURRENT ASSETS:
   Cash                       60,000           1,998                    61,998
   Receivables and                 0          45,739                    45,739
   prepaid expenses                0           1,286                     1,286
      Total current          -------         -------                   -------
      Assets                  60,000          49,023                   109,023

CAPITAL ASSETS                     0          71,527                    71,527
                             -------         -------                   -------
   Total                      60,000         120,550                   180,550
                             =======         =======                   =======

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and
     accruals                      0         194,031                   194,031
   Deferred revenue                0          70,264                    70,264
   Current portion
    of long-term debt              0          67,568                    67,568
   Current portion
    of capital lease               0          22,361                    22,361
                             -------         -------                   -------
      Total current                0         354,224                   354,224

LONG TERM DEBT
Deferred revenue and
Obligation                         0          90,207                    90,207
                            --------         -------                   -------
   Total liabilities               0         444,431                   444,431
SHAREHOLDERS' EQUITY
(DEFICIENCY)
   Share capital              60,000       2,824,001                 2,884,001
   Deficit                         0      (3,147,882)              (3,146,882)
                             -------      -----------              -----------
      TOTAL EQUITY            60,000        (323,881)                (263,881)
                             -------      -----------              -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY         60,000         120,550                   180,550
                             =======      ===========              ===========

                                  BALANCE SHEET
                              AS AT DECEMBER 31, 1998
                                  (U.S. Dollars)
                                     ASSETS
                                                                        Pro
                                                                       Forma
                                Aztek          ATI                   Combined
                      ________________________________________________________
CURRENT ASSETS:
   Cash                       60,000          10,600                    70,600
   Receivables                     0          62,400                    62,400
   prepaid expenses                0             300                       300
                             -------         -------                   -------
      Total current           60,000          73,300                   133,300

CAPITAL ASSETS                     0          55,900                    55,900
                             -------         -------                   -------
   Total                      60,000         129,200                   189,200
                             =======         =======                   =======

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and
     accruals                      0         240,700                   240,700
   Deferred revenue                0          75,000                    75,000
   Current portion
    of long-term debt              0          64,500                    64,500
   Current portion
    of capital lease               0               0                         0
      Total current          -------         -------                   -------
      Liabilities                  0         380,200                   380,200

LONG TERM DEBT
Deferred revenue and
Obligation under capital
    Lease                          0               0                         0
                            --------         -------                   -------
   Total liabilities               0         529,200                   529,200
SHAREHOLDERS' EQUITY
(DEFICIENCY)
   Share capital              60,000       2,696,500                 2,756,500
   Deficit                         0      (3,096,500)              (3,096,500)
                             -------      -----------              -----------
      Total Equity            60,000        (400,000)                (460,000)
                             -------      -----------              -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY         60,000         129,200                   189,200
                             =======      ===========              ===========

No material non-recurring charges or credits directly attributed to the merger exist.

           PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

     The following pro forma combined condensed statements of income combine the historical statements of income of ATI and Aztek for the year ended June 30, 1998, and the six months ended December 31, 1998. These pro forma statements assume the Merger was effective as of July 1, 1997, that the Merger was accounted for as a purchase, and that the exchange ratio was 1:1. The pro forma data do not purport to be indicative of the results that would actually have been reported if the Merger had been in effect or which may be reported in the future. This statement should be read in conjunction with the accompanying note, the pro forma combined condensed balance sheet and the respective historical consolidated financial statements and related notes of ATI and Aztek included elsewhere herein.


              PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         For the Year Ended June 30, 1998
                                (U.S.
Dollars)
                                                                   Pro
                                                                   Forma
                               Aztek               ATI             Combined
                           ---------            ------             -----------
REVENUES:
  Sales                            0             229,584           229,584

EXPENSES

 Selling, general
  and administrative,
  depreciation and  Other          0             476,694           476,694
 Interest and other
  Income                           0                 201               201
                           ---------           ---------          --------
 Income from continuing
  Operations                       0            (246,909)         (246,909)


INCOME (LOSS) PER SHARE FROM
CONTINUING OPERATIONS
   Historical income (loss)
        per share               0.00               (0.16)               N/A
   Pro forma income (loss)
        Per share                N/A                 N/A              (0.14)
   Number of shares used to
           Calculate per
           share data        129,110           1,534,974          1,664,084
PRO FORM BOOK VALUE PER
                SHARE          $0.46              $(0.21)            $(0.16)

      Nonrecurring charges or credits directly attributable to the Merger do not exist and therefore, were not considered in the pro forma condensed income statement.


                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    For the Six Months Ended December 31, 1998
                                (U.S.
Dollars)
                                                                   Pro
                                                                   Forma
                               Aztek               ATI             Combined
                           ---------            ------             -----------
REVENUES:
  Sales                            0             117,400           117,400

EXPENSES

 Selling, general
  and administrative,
  depreciation and  Other          0             208,100           208,100
 Interest and other
  Income                           0                   0                 0
                           ---------           ---------          --------
 Income from continuing
  Operations                       0            (90,700)           (90,700)


INCOME (LOSS) PER SHARE FROM
CONTINUING OPERATIONS
 Historical income (loss)
        per share               0.00               (0.05)               N/A
 Pro forma income (loss)
        Per share                N/A                 N/A              (0.02)
 Number of shares used to
           Calculate per
           share data      2,025,000           1,990,677          4,076,109

MATERIAL CONTRACTS WITH THE COMPANY BEING ACQUIRED

Other than the Merger Agreement, no material contracts exist between Aztek and
ATI. However, of the four directors of Aztek, three are directors of ATI and are the only directors of ATI. The common directors are Mike Sintichakis, Edson Ng, and Eileen Keogh. The only remaining director of Aztek is Mr. Nick Sintichakis who is the son of Mike Sintichakis. Moreover, Mike Sintichakis and Edson Ng own a controlling interest in ATI.

     Aztek has not hired an expert or counsel on a contingent basis in connection with this Joint Proxy Statement-Prospectus or the Merger.
          DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                     FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     DESCRIPTION OF THE BUSINESS
                                 OF THE
                            ACQUIRING COMPANY

Aztek was organized under the laws of the State of Nevada on August 19, 1994 as Spectral Innovations (1994), Inc. and was organized as a closely held corporation. Mike Sintichakis became the President at Aztek's inception, ATI had subscribed for certain shares, but Aztek had no shareholders until 1998.

Aztek's directors are Mike Sintichakis, Nick Sintichakis, Edson Ng, and
Eileen
Keogh. Mike Sintichakis is the President and Nick Sintichakis is the Secretary. On May 28, 1998, the directors and passed a resolution to change the name of Spectral Innovations (1994), Inc. to Aztek Inc. The Amended and Restated Articles of Incorporation effecting the name change were filed with the Secretary of State of the State of Nevada and accepted on June 8, 1998. In addition to effecting the name changes, the Amended and Restated Articles increased the amount of shares authorized from twenty-five thousand shares to one hundred million shares.

Aztek has not transacted any business since its inception. It currently has no principal products or services, no competition, no customers and is not subject to any governmental regulations. Aztek's only intellectual property is the IBM San Francisco software license that is described below in Aztek Management's Plan of Operation at page 26. After the Merger and the date its Registration Statement filed on this Form S-4 becomes effective, Aztek will be subject to the state and federal securities laws. Aztek has no employees other than its officers and directors. Currently, the officers and directors receive no salary.
                                    25

                         DESCRIPTION OF PROPERTY

Aztek's headquarters is at 1575 Delucchi Lane, Suite #40, Reno, Nevada
89502.
The headquarters consist of approximately 150 square feet of office space. The lease is on a month to month basis and is paid to Meadow Wood Crown Plaza. The office is in a new office building located conveniently to downtown Reno and the local airport.

                             LEGAL PROCEEDINGS

Aztek is not aware of any legal proceedings involving any director, director nominee, promoter or control person including criminal convictions, pending crim inal matters, pending or concluded administrative or civil proceedings limiting one's participation in the securities or banking industries, or findings of securities or commodities law violations.

                      MARKET FOR COMMON EQUITY AND
                      RELATED STOCKHOLDER MATTERS
No public trading market exists for Aztek's securities. Aztek was initially incorporated as a closely held corporation and became a standard corporation in June 1998. Subsequent to the Merger, the shareholders of ATI will be the shareholders of record of Aztek and Aztek will seek to have its shares traded on the OTC Bulletin Board.

Aztek's outstanding shares for which there is no established public market cannot be sold except pursuant to Rule 144 under the Securities Act. Aztek has not agreed to register such shares under the Securities Act for sale by security holders. The shares that are currently issued and outstanding are not and have not been proposed to be publicly offered by Aztek and therefore, cannot have a material effect on the market price of Aztek's common equity.

                              HOLDERS OF RECORD

On July 22, 1998, there were six holders of record of Aztek's Common Stock.
                                  DIVIDENDS

Aztek has declared no dividends, cash or otherwise, in the last two fiscal years and does not plan to pay any dividends in the foreseeable future. The payment of dividends will depend upon Aztek's assumption of ATI's debt and short-term and long-term cash availability, working capital needs and other factors as determined by Aztek's Board of Directors.

                    AZTEK MANAGEMENT'S PLAN OF OPERATION

THIS JOINT PROXY STATEMENT-PROSPECTUS AND REGISTRATION STATEMENT
ON FORM S-4
CONTAINS FORWARD LOOKING REPRESENTATIONS THAT INVOLVE CERTAIN
RISKS AND
UNCERTAINTIES.  AZTEK's ACTUAL RESULTS COULD DIFFER MATERIALLY FROM
THE
RESULTS DISCUSSED IN THE FORWARD LOOKING REPRESENTATIONS.

After the Merger, Aztek will assume the obligations of ATI and proceed with the course of business initiated by ATI. Aztek anticipates that after the Merger, sales will increase through the next fiscal period. Aztek's Board of Directors will begin work immediately following the Merger in reviewing the following objectives: completion of new product development initiated by ATI;
acquisition of the assets of Qdata Software Inc.; and acquisitions of two small vendors as initiated by ATI. There is no certainty that following the review, any of the current objectives will be pursued or met.

Aztek will, however, pursue a market consolidation strategy that has already been initiated by ATI. In addition to acquiring businesses, Aztek will design and develop an entirely new suite of software products to replace ResponseWare's products and appropriate products acquired through future acquisitions. The new products will be based on IBM San Francisco software that IBM has already licensed to Aztek. The San Francisco software provides 40 - 60% of the programming code necessary for new products. Programmers will incorporate desirable features and functions from ResponseWare products and other acquired products. To date, ATI has completed rudimentary data modeling and high level designs for the new software. ATI has completed technical evaluations of several software development platforms including IBM VisualAge,
Smalltalk, Progress, Synon Obsydian and IBM VisualAge Java Enterprise. Neither ATI nor Aztek will move forward with further product development until after the Merger. Some product development will require financing to fund the software development team.

                         PROPOSED ACQUISITIONS

ATI has had preliminary discussions concerning several acquisitions. Aztek may continue to acquire independent software companies such as ATI did with ResponseWare Corp. The independent software companies develop, market, and support their own proprietary products. Once an acquired company is consolidated, Aztek must execute the former independent company's preexisting contractual obligations. Through consolidation, Aztek will replace the various proprietary products inherited through acquisition with its own new products. By consolidating products, Aztek will centralize product development and secondary support.

After acquiring companies, Aztek will focus on new sales, systems implementation, training and primary support within their sales territories. The consolidation strategy also includes centralized marketing programs and administration.

Aztek will assume the obligations of two letters of intent signed by ATI to acquire two independent computer software companies, Concord Consultants Limited ("CCL") of Richmond, British Columbia, and Municipal Hardware Systems Ltd. ("MHS") of Edmonton, Alberta. Management believes that acquiring the companies will expand Aztek's business markets and in terms of sales. Ultimately, these acquisitions are part of Aztek's overall plan of expansion through acquisitions. The letters of intent require ATI to complete its financing prior to the acquisitions. Thus, Aztek will have to effect an offering before moving forward. Then, Aztek and the companies to be acquired must complete their respective due diligence and finalize the terms and conditions of the purchase agreements. Copies of the two letters of intent are attached as exhibits to the registration statement on Form S-4 as material contracts.

Both companies are closely held non-public Canadian entities and have no audited financial statements. To date, they have only released interim financial statements to ATI's management and will not release any other financial information until ATI demonstrates its ability to acquire the companies for cash and completes the Merger. CCL and MHS' management are aware of ATI's efforts to raise $1 million and Aztek's intent to carry out such an offering. The parties anticipate that at the close of the offering, the parties will be able to proceed with the acquisitions. At that point CCL and MHS will perform their due diligence review of Aztek and Aztek will perform its due diligence review of CCL and MHS. Once Aztek's management is satisfied that the acquisition is in the best interest of the shareholders and if management determines that shareholder approval is required, it will hold a special meeting for the shareholders to approve the acquisitions. A failure to proceed with these acquisitions poses no risk to ATI shareholders.

The third anticipated acquisition will be an acquisition of assets from Qdata Software Inc. ("Qdata"), a closely held Barbados corporation. Qdata has acquired the exclusive South American rights for a software program called Multiple Access Remote Control (MARC). MARC allows a single personal computer to simultaneously monitor and control multiple personal computers regardless of location. MARC is packaged under different names depending on its use. Under the name Distant Learner 2.0, MARC is used in education. Instructors can highlight areas on a student's screen where attention needs to be addressed, or the instructor can engage in a direct private conversation with a student. Under the name Call Center Manager 2.0, the software will allow a supervisor in a call center to monitor data entry activities of an operator and allow operators to interact with supervisors. Under the name One-Up, individuals can use MARC to gain access to individual remote computers.
Qdata
is targeting industries such as banking, airline, computer software and hardware, telecommunications and education.
Qdata Information Systems Ltd. ("QIS") owns the source code for MARC, licensed it to Qdata for South American distribution, and provides support for up to 25,000 MARC units. For each sale, Qdata pays QIS 1 British pound in royalties, and 15% of gross revenues on sales which is defined as revenue less direct pretax costs. If QIS fails to produce MARC according to Qdata's needs and specifications, rights to other markets and to the source code pass to Qdata.

Qdata has represented to Aztek that it has a distribution agreement with ARKA in Buenos Aires, Argentina. Under the agreement, ARKA distributes the MARC software in

Argentina, Uruguay and Brazil. Qdata has represented that Argentina's Ministry of Finance has ordered $160,000 worth of MARC software units, and the
University of Belgrando has ordered $32,000 worth of MARC software units.

Qdata and Aztek are presently negotiating the terms of the asset acquisition.
The assets consist of the license Agreement between Qdata and QIS which runs from March 10, 1998, through March 10, 2003. The assets also include distribution rights for MARC and the associated products, approximately 32,500 units of MARC software licenses to be sold to customers, Qdata's work in progress, and software that can be marketed by Aztek. Aztek will not assume Qdata's liabilities or ongoing expenses.

Qdata relies on third party sales agents to service the South and Central American markets. 95% of its sales have come through its sales agent in South
America. Therefore, Aztek will inherit a relationship with the sales agent and will initially be dependent on the sales agent. Qdata also relies on the MARC product that is developed by QIS. The acquisition will not cause Aztek to have an equity interest in QIS meaning Aztek will depend on its relationship with QIS to make the acquisition profitable.

Qdata has proposed to sell the assets to Aztek in exchange warrants to buy 200,000 Aztek shares with an exercise price of US$2.50 released in biannual installments of 50,000 warrants. As consideration for the license, Qdata has proposed that Aztek will issue a credit of $1 per warrant at the close of the transaction. Qdata is a privately held corporation and has not made financial statements available to Aztek. To date the parties have not agreed on price or structure. Moreover, until Aztek performs a due diligence review, it cannot determine the value of Qdata's assets. At the present time, management does not foresee any risk to Aztek's or ATI's shareholders if Aztek is unable to acquire Qdata's assets.

                           YEAR 2000 ISSUES

Aztek presently has no operating business but investors should view Aztek's Year 2000 readiness in its position as ATI's successor. ATI has assessed all of its information technology and non-information technology for Year 2000 readiness. ATI's Year 2000 exposure is limited to its IBM AS/400 computer hardware and software, its ResponseWare software applications, and possible Year 2000 exposure of businesses Aztek plans to acquire. ATI does not rely on imbedded systems in any of its operations.

Internally, ATI has addressed its Year 2000 exposure by implementing plans to replace its existing IBM AS/400 operating system with the latest model (Model
170) and latest release of the OS/400 operating system and compilers (Release
V4R3). IBM has certified the new systems to be Year 2000 ready. ATI is converting its ResponseWare products. Conversion work with the new systems are approximately 60% complete and should be finished by the end of December 1998. Thus far, ATI has spent approximately C$45,000 in labor costs and expects to spend an additional C$30,000 on conversion and testing. ATI also uses Simply Accounting which is Year 2000 compliant.

ATI acquired ResponseWare Corp., the producer of ResponseWare software applications. The ResponseWare software as acquired by ATI was not Year 2000 compliant. Pursuant to software maintenance contracts, ATI continues to service customers that purchased the software. ATI has developed a system to address the Year 2000 issues and therefore does not anticipate any adverse impact on Aztek after the Merger. A key component of the conversion effort is development of a conversion utility program to automate the process. The conversion tool has been completed and is currently in use to convert the ResponseWare applications. After the Merger, Aztek will assume ATI's obligations to supply the Year 2000 compliant products to all ResponseWare customers who are under the software maintenance contracts. ATI began supplying these products in March 1998 and Aztek anticipates that it will fulfill the obligations by June 1999.

ATI is modifying its ResponseWare applications at an estimated cost of C$75,000 representing 18 man-months of programming effort. The cost estimate is based on ATI's past experience in projects of a similar nature requiring system wide analysis, code search and replacement, database conversion, and testing. Fees earned from early delivery of the Year 2000 applications and ATI's revenues from operations will fund the Year 2000 compliance.

ATI's customers are dependent on ATI to provide Year 2000 compliant ResponseWare accounting, payroll, and other core business software. ATI will convert all ResponseWare software applications for Year 2000 compliance using conversion tools it has developed. The conversion effort is in progress with
a target completion date for all of the applications by December 1998.   ATI
will make the Year 2000 applications available to customers for early delivery at a fee of C$2,000 - C$3,000 per module as completed. After June 1999, the applications will be generally available at no charge.

Certain risks exist with ATI's plan to convert and implement Year 2000 compliant versions of the ResponseWare software. ATI is confident it will be successful in converting and testing its base products under its own development and testing environment. However, each customer requires unique product implementation and its own custom applications that work with or replace parts of the ResponseWare applications. Therefore, it will be essential for customers to implement and test the Year 2000 versions as soon as they are available. Delays in implementation and testing at customer sites may result in inadequate time and resources to rectify Year 2000 problems.
To
address this issue, ATI is keeping all clients aware of its conversion activities and emphasizing the importance of early installation and testing. If additional technical staff is necessary, ATI will hire or contract additional resources. ATI has consulted with Group West Systems about providing Year 2000 conversion services to third parties as an alternative to ATI's own conversion effort. Group West is a consulting and technical services company that specializes in Year 2000 conversion.

ATI has three pending acquisitions that are still subject to a due diligence review. Until Aztek, as ATI's successor, performs this review, management cannot assess the acquirees' Year 2000 readiness. Aztek will not be in a position to perform this due diligence review until it completes its financing. For a discussion of these acquisitions, see "Management's Plan of Operation" above at page 26.

     Potential liability against ATI may result if its products are not Year 2000 compliant. In a worst case scenario, ATI may lose clients to another vendor or face legal action for failing to service customers for Year 2000 requirements. Nevertheless, management believes these scenarios are remote and cannot be quantified.

ATI's Year 2000 initiative has greatly impacted its business operations by forcing ATI to assign technical resources to the conversion effort instead of standard customer support, new software development and software maintenance activities. The reassignment of technical employees has resulted in lost revenues of approximately $60,000 in customer billable activities. However, Aztek has offset some of this lost revenue through the collection of approximately $45,000 in fees for early delivery of Year 2000 compliant products and expects to collect an additional $105,000 in fees.

                           EXTERNAL FUNDING

Aztek expected to benefit from an ATI offering under Regulation D. In this offering, ATI was seeking to sell 406,504 shares of ATI Common Stock to raise approximately US$1,000,000. To date the funding has not materialized.  For
More Information, see "Current Business Status" at page 63   Management is
currently seeking to effect an offering to replace the offering initiated by ATI. The cash infusion will enhance Aztek's efforts to resolve the deficiency in operating capital that will exist after the Merger, finance the recruitment of VARs, and enhance marketing efforts. The injection of capital will allow Aztek to substantially reduce ATI's existing debt, complete the rewriting of existing software programs, and result in a material improvement in the financial condition of Aztek.

              CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ON ACCOUNTING AND FINANCIAL DISCLOSURE

Aztek has not transacted any business since its inception. As such, Aztek first engaged its accounting firm to audit its financial statements for this Joint Proxy Statement-Prospectus and registration on Form S-4. Thus, there has been no change in or disagreement with accountants.

              INFORMATION ABOUT THE COMPANY BEING ACQUIRED

                          DESCRIPTION OF BUSINESS

ATI was incorporated on July 11, 1979, by filing and registering its articles with the British Columbia Registar of Companies. Over the last three years, ATI has expanded its business focus and capabilities following several acquisitions. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corporation, a developer of municipal government software including general accounting and payroll systems and specialized systems such as property taxation, utility billing and building permits. This acquisition allowed ATI to further diversify its operations within the computer hardware, software and telecommunications
                                    31
market and to expand the existing forty-five (45) municipal and private sector clients of ResponseWare. The software license agreement is the same for all forty-five municipalities and does not differ in any material respects. ATI continues to support and service the ResponseWare software and client base as its primary source of revenue.

On August 21, 1995, ATI acquired the assets and business of Helix
Technologies
Limited, a consulting and systems integration firm specializing in technology for mobile work force automation. ATI has completed contracted projects from the acquisition and currently has no contracts for work in this area. After the Merger, mobile work force automation technologies will be incorporated into future products which have yet to be developed. Aztek also continues to pursue further project-based contracts in the area of work force automation technologies.

ATI is a small, Canadian computer software company with its headquarters located in Kelowna, British Columbia, Canada. ATI employs fourteen people on a full time basis. On December 9, 1996, ATI's name changed to Aztek Technologies, Inc. from Consolidated McKinney Resources, Inc. On December 9, 1996, ATI received approval from the Vancouver Stock Exchange to resume trading following a change in business focus. ATI changed it business focus from mining to high technology. ATI develops and markets computer software applications to municipal governments and to a lesser extent, the private sector in Western Canada. In the private sector ATI's focus is primarily human resources and payroll related software, service and maintenance. ATI distributes its products through direct sales.

                               COMPETITION

ATI competes primarily in U.S. and Canadian municipalities with populations of
250,000 or fewer. The customer base consists of municipal governments that purchase software applications for financial systems and departmental applications and are expanding into enterprise wide solutions.

     Some municipalities rely on custom written applications developed and supported either in-house or through contractors. Due to the relatively high licensing and support fees of international vendors, most small and mid-sized municipalities tend to deal with regional software vendors. ATI's primary source of competition comes from small to mid-sized municipal government marketers and regional vendors, specialized departmental solution providers and in-house developed systems.

Regional vendors dominate the majority of the market. Regional software providers typically have up to 100 clients within a given market that has a population of less than 250,000 people. Canada has about ten regional vendors, the U.S. has about one hundred regional vendors, and North America as a whole has approximately two hundred regional vendors. Most regional vendors are privately owned. Mounting pressures on these vendors to deliver current technology is increasing at a time when most of them are least able to fund new development.

HTE Inc. and American Management Systems are the largest competitors and are dedicated to the government sector with annual sales in excess of US$100 million and US$300 million respectively. These organizations are considered the leading suppliers of government systems in the US. Their products consist of complete suites of integrated modules to address enterprise wide issues for local governments. They have also moved to client/server oriented software development. Product pricing ranges from $5,000 for single modules to over $200,000 for complete systems. Those vendors market through direct channels as well as through strategic alliances with other vendors such as IBM.

The primary competitive factors involve differences in principal products and accompanying services, price, service warranty and other product performance.
Regional vendors have had success by offering customized software solutions, local services and support, and reasonable prices. Individual applications may work with products from other vendors. However, they communicate to other applications at a lowest common denominator level. Therefore, these products compromise inter-application functionality and subject users to multiple application interfaces.

ATI's products are integrated application suites with high functionality between applications, and a consistent user interface scheme. The products that are most successful are comprehensive, integrated financial management systems with a full array of features targeted at entry and mid-level systems.
Competitors have prohibitive costs to move current technology since their applications are based on less flexible and proprietary third or fourth generation languages. Competitors have increased burdens from the need to customize applications for each client.

Another competitive factor involves servicing products that municipalities have purchased. Vendors have a secure revenue source through client dependency on the vendor for service and support. This dependency breeds client frustration, a frustration that is exacerbated by relatively small vendors' inability to deliver current technology and respond quickly to client demands. Clients who have modified their applications extensively create more difficulties and are costly to support.

ATI's products are designed to compete effectively with these solutions in terms of functionality and offer the ability to become a single source supplier for entire enterprises. Its products are designed to take advantage of business intelligence tools for reports and queries. These tools are ideal for municipalities to create and maintain their own queries and reports with minimal support staff. Aztek clients can also develop their own enhancements using the same development tools used to develop the base ATI products if so desired. Frequently, municipalities create and maintain information and data with limited support staff. ATI's software applications can accommodate customer-developed enhancements better than alternative technologies. ATI generates annual support fees at the rate of 10-15% of software license fees.
ATI applies these fees to research and development to support a gradual introduction of new technologies for its clients.

                             CUSTOMER BASE
ATI's customer base consists of diverse small municipalities in various parts of western

Canada. ATI is not dependent on a few customers to generate revenue. ATI intends to expand its customer base beyond its current level. The typical client for ATI is a municipality with 10,000 to 250,000 residents. Even though ATI works with municipal governments, its principal products and services are not subject to governmental approval. The effects of existing or probable existing governmental regulations is not expected to have a material effect.

                         CURRENT BUSINESS STATUS

ATI has on-going contracts with municipal vendors that were initially negotiated between ResponseWare and ResponseWare's customers. Following the consolidation between ATI and ResponseWare, ATI incurred the responsibility for performance of the duties of the licensor pursuant to the terms and conditions set forth in the agreements. The contact permits the licensees the nonexclusive use of ATI's software in exchange for payment of fees. The license agreement also addresses delivery of the software, installation and training, warranties, and confidentiality provisions prohibiting the user from disclosing trade secrets to any third parties.

ATI's current products consisting solely of computer programs, were developed by ResponseWare. Currently, these products are not being manufactured because they cannot take advantage of personal computer environments; however, ATI continues to provide support and maintenance for the current product line.
In
addition, ATI's 3-Tier client server architecture is still in the developmental stage. ATI intends to use part of the proceeds of its $1 million offering to install its development team and complete the product. ATI expects to finish developing the products within eighteen months of completing the offering. ATI's products are sold directly to the current customers. After the Merger, Aztek will market and distribute the products through direct sales, value-added resellers, telemarketing and advertising through print media.

     ATI had been pursuing financing through an agreement with Equitrade Securities Corporation ("Equitrade") for US$1,000,000.00 (One Million Dollars) to be used towards new product development and acquisitions, but has withdrawn the offering. The $1 million offering arose in the Spring of 1997 out of ATI's relationship with Select Capital Advisors ("Select"). ATI intended to effect the offering partially in the United States in a transaction that would have been exempt from registration under Rule 504 of Regulation D. While Select and ATI were working on the offering, ATI voluntarily registered its shares under Section 12 of the Exchange Act. Once the registration statement became effective, ATI had become subject to the reporting requirements of the Exchange Act and was no longer eligible for the Rule 504 exemption.

     The offering has been delayed for several reasons. The process of becoming a reporting company interrupted ATI's efforts to sell its shares in the exempt transaction. Because Select was not registered as a broker-dealer under the federal securities laws, ATI then entered into an underwriting agreement with Equitrade. However, ATI's fundamentals were not strong and the market for small business offerings has been weak in recent months. To date, the offering has not materialized due to the delays, ATI's fundamentals, and the weak market for small business offerings. After the Merger, Aztek will continue trying to effect an offering for US$1 million.

                            OPERATING DIVISIONS

ATI has four operating divisions.  Unless otherwise specified, the description
of the services and products are explained in the content of their usage in various Canadian municipalities. Although ATI intends to expand to the U.S. markets, its products and services are primarily used by Canadian
municipalities.   The business activities of each division of ATI are set
forth below.

BUSINESS SOLUTIONS DIVISION

The Business Solutions Division is responsible for development and support of core business software products. Products included are accounting systems, payroll/human resource management systems, and specialized municipal government systems such as utility billing, property taxation, building permits, and tracking the issuance of various items for municipal governments. This division maintains and supports the ResponseWare software since they are all core business applications. The division is also responsible for development of new products to replace ResponseWare products and other proprietary software products that Aztek will inherit through future acquisitions. At present, the Business Solutions Division generates over 90% of ATI's revenue.

MOBILE TECHNOLOGIES DIVISION
The Mobile Technologies Division is focused on software for workers in field operations such as building code inspectors, parking and bylaws enforcement officers and maintenance crews. Mobile technologies include handheld computers, pen-based computers, bar code devices and wireless communications.
The division provides consulting and custom developed software on a time and materials basis. No contracts for these services exist at this time although ATI actively pursues opportunities. ATI intends to develop mobile work force systems in the future to complement the new systems developed by the Business Solutions Division. ATI has no completed products at this time. Funding for these products will come from either cash flow or future investment financing.

ELECTRONIC COMMERCE DIVISION

ATI has pursued, and continues to pursue opportunities to develop systems for electronic commerce using Internet and Electronic Data Interchange ("EDI") technologies. To date, ATI has not secured contracts in this area. ATI plans to enhance the capabilities of the existing and future products from the Business Solutions Division to include support for electronic commerce. For example, the Parking and Bylaw Enforcement system could be enhanced to allow payments of fines on the Internet. Building permits could be applied for and paid on the Internet. Funding for these products will come from either cash flow or future investment financing. ATI has not finalized the funding requirements.

PROFESSIONAL SERVICES DIVISION
The Professional Services Division is responsible for general consulting, project management, and custom software development services. ATI markets these services to its own clients that use products from the Business Solutions Division. The division also pursues general consulting and software development opportunities to customers that use products from the Business Solutions Division but are not in ATI's client base. The division also pursues general consulting and software development opportunities outside of its client base. At present, the Professional Services Division generates less than 10% of ATI's revenues.

                         CURRENT STATUS OF ATI

On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corp. This acquisition allowed ATI to further diversify its operations with the computer hardware, software and telecommunications market to expand the existing forty-five (45) municipal and private sector clients of
ResponseWare. ResponsWare designed its software primarily for use by small to medium-sized municipal governments and corporations to meet their human resources and payroll applications.

In January 1995, ATI discontinued sales of existing ResponseWare computer systems due to maintenance costs and the system's inability to take advantage of personal computer environments. ATI is proceeding to rewrite its existing municipal applications using client server and object oriented technologies. ATI has already completed the architectural design of the new software, but still must complete the actual programming. Once the programming is complete,
ATI will have a finished product that it can market. Client server technology refers to the relationship between two types of computers - a server computer and a client computer. The server is a high-powered computer that stores both software applications and files. The server can be a mainframe, mini-computer, or a personal computer. The client computer is a personal computer with software that handles functions such as the appearance on the computer screen, sorting data, and performing calculations.

In client server technology, the software runs on both the server and client computers. Software on the server allows client computers to access information, and sometimes applications, on the server. The server software manages the client computers' access to information. Multiple client computers can access the server at the same time. Client server technology takes advantage of the power and flexibility of personal computers while providing centralized control of data. The technology also allows a client computer to pass on "heavy duty" computing tasks to the server. Object oriented technology is a computer software programming technique supported by a number of common programming technologies. The most common technology is known as Java. The benefit of object oriented technology is increased productivity through building programs by copying or modifying existing parts and easier software maintenance.

ATI's products are based on a 3-Tier client server architecture. The 3-Tier architecture extends the client server concept such that a client computer may access multiple servers simultaneously. A client computer may access certain information from a corporate server, other information from a departmental server, and integrate the information from both sources.

Customers use certain mouse and graphical user interface oriented applications. A graphical user interface is a technology that gives software programs a user-friendly appearance on the computer screen. An example of a graphical user interface is the commonly used Windows operating system. A commonly known non-graphical user interface is MS-DOS. The products are designed to operate as independent systems and together as integrated solutions. The products offer ease of use and flexible configuration to meet customer demands and expectations. Configuration refers to a specific combination of software programs contained in a specific software application.
The new products are designed to address both public and private sector markets.

ATI's products are software applications commonly referred to as computer programs. The software programs are designed to execute tasks described by the name of the program. The names of ATI's computer software programs are as follows: General Accounting & Fund Accounting; Accounts Payable; Purchase Order Control; Payroll; Cash Receipts, Job & Project Accounting; Budgeting; Financial Reporting; Taxation; Personnel Data; Human Resource Management; Property Information System; Street Guide; Geographic Information System Interface; Facilities Booking; Parks and Recreation Management; Utility Customer Information; Inspection Management; Permit Systems; Animal Licenses; Business Licenses; Election Management; Parking Enforcement; Maintenance Management; Request for Service; Voter Registration and Local Improvement.
As
mentioned above, ATI is rewriting the software and has already finished the architectural design. ATI may sell an individual product, "Payroll" for example, as soon as the programming is complete.

                          (Continued on next page)

                           SELECTED FINANCIAL DATA

                                 ($ Canadian)
                             1994        1995       1996      1997      1998

Net Sales             798,043     344,386     528,922     459,937     340,081
Income (loss) from
  Operations         (868,728)   (517,506)   (219,474)   (564,535)   (365,426)
Income (Loss) From
  Operations Per
    Share                (.24)       (.09)       (.04)       (.38)       (.18)

Total Assets          974,479     566,827     244,179     230,119     178,414
Current Liabilities   927,235     819,823     299,045     547,238     524,252

Long Term
 Obligations
  Long Term Debt        8,700     142,428     449,800      33,689           -
  Capital Leases       20,826      62,588      57,465      33,632         800
  Due to Related
    Parties            74,000           -           -           -     132,707

Total Liabilities   1,030,761   1,063,375     825,582     614,559     657,759
Share Capital       3,011,330   3,011,330   3,154,130   3,909,000   4,179,522
Deficit            (3,067,612) (3,507,878) (3,735,533) (4,293,440)
(4,658,867)  Cash Dividend per
  common share              -           -           -           -           -

                         DESCRIPTION OF PROPERTY

ATI's headquarters is located at 246 Lawrence Avenue, Kelowna, British Columbia V1Y 6L3, Canada. The headquarters consist of approximately 1,500 square feet. The lease is month-to-month and ATI pays rent to a company controlled by the spouse of an ATI director. ATI also leases 4,000 square feet of office space at 6450 Roberts Street, Burnaby, British Columbia V5G 4EI, Canada.

                            LEGAL PROCEEDINGS

ATI is not a party to any legal proceedings.

                      MARKET FOR COMMON EQUITY AND
                       RELATED STOCKHOLDER MATTERS

On September 12, 1980, ATI's Common Stock began trading on the Vancouver
Stock
Exchange under the symbol CKY.  On July 29, 1997, ATI obtained the approval to
trade on the OTC Bulletin Board under the symbol AZTKF.   Management decided
to list ATI on the OTC Bulletin Board because of a combination of the perceived prestige factor, the potential for a greater investor base and the possibility of participation in a new market. The dual listing on the Vancouver Stock Exchange and the OTC Bulletin Board allows investors to trade
the securities in Canada and the United States.   With respect to the OTC
Bulletin Board, there is no established public trading market for ATI's
Common
Stock notwithstanding limited or sporadic quotes. The following table sets forth the high and low bid prices for each quarter within the last two fiscal years. The prices are depicted in Canadian dollars.



Common Stock
     Period              Low Bid                High Bid


Fiscal 1998
      First Quarter       1.06                      2.45
      Second Quarter      0.72                      1.75
      Third Quarter        .75                      1.26
      Fourth Quarter       .62                      1.80
Fiscal 1997
      First Quarter       No trading
      Second Quarter      1.20                      1.55
      Third Quarter       1.75                      2.40
      Fourth Quarter      1.25                      1.80





ATI's stock was listed on the OTC Bulletin Board on September 30, 1997, at
US$1.50.   The quotation reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not represent an actual transaction.

                        HOLDERS OF COMMON STOCK

On June 30, 1998, there were approximately 347 holders of record of ATI's Common Stock. Some shares are held in trust by broker-dealers for the shareholders of ATI's predecessor, Consolidated McKinney. Following the name change and business reorganization, several shareholders failed to tender their Consolidated McKinney stock certificates in exchange for ATI stock certificates.

                             DIVIDENDS

ATI has declared no dividends, cash or otherwise, in the last five years and does not plan to pay any dividends prior to the Merger.

                ATI MANAGEMENT'S DISCUSSION AND ANALYSIS

IN REVIEWING THE MANAGEMENT'S DISCUSSION AND ANALYSIS, REFERENCE
SHOULD BE
MADE TO ATI'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED AS AN
EXHIBIT
TO
THE REGISTRATION STATEMENT ON FORM S-4 AND IN ATI'S ANNUAL REPORT.
THE
REFERENCES TO MONETARY UNITS OR DOLLARS IN THE INSTANT JOINT PROXY STATEMENT-PROSPECTUS AND SUPPORTING FINANCIAL STATEMENTS SHALL
MEAN CANADIAN
DOLLARS UNLESS OTHERWISE SPECIFIED. THE FINANCIAL STATEMENTS FOR ATI
ARE
PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED
ACCOUNTING
PRINCIPLES.  PROVISIONS FOR DIFFERENCES IN REPORTING IN CANADA AND THE
UNITED
STATES ARE PROVIDED FOR BELOW THE AUDITOR'S REPORT IN THE FINANCIAL
STATEMENTS
AND IN NOTE 11 TO THE FINANCIAL STATEMENTS.

TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD"), COMPARED WITH
TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD"). THE 1998 PERIOD IS DEFINED AS THE FISCAL YEAR FOR ATI, WHICH IS JULY 1,1997, TO JUNE 30, 1998. The loss in the 1998 Period decreased to ($365,426) from ($557,906) in the 1997 Period. Loss per share decreased to ($.18) in the 1998 Period from a loss of ($.38) in the 1997 Period. The 1997 period is July 1, 1996, to June 30, 1997.
REVENUES

ATI licenses software under non-cancelable license agreements, provides maintenance services consisting of product support services and periodic updates, and provides contracted training and consulting services. License fee revenues are generally recognized when a non-cancelable license agreement as been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance services agreements are recognized ratably over the agreement period, which in most instances is one year. Revenues for training or consulting services are recognized as services are performed. In multiple element arrangements, the revenue or fee is allocate pro-rata to the various elements based upon the fair

Net sales decreased $120,153 (26%) to $339,784 in the 1998 Period, from $459,937 in the 1997 Period. In January 1995, ATI discontinued sales of existing ResponseWare computer systems due to maintenance costs and the system's inability to take advantage of personal computer environments. Discontinuance of selling these systems caused the decline in sales. In the 1998 Period, the entire $340,081 in sales was attributed to maintenance and customization services. ATI's cost of sales was $98,784 and the gross profit was $241,297. In the 1997 Period $442,656 were attributed to maintenance and customization services and $22,910 were attributed to new product sales. The 1997 gross margins were $393,249 for maintenance and customization and $2,043 for new product sales.

There was a reduction of $102, 575 in revenues generated by maintenance and customization services from fiscal 1997 to fiscal 1998. This revenue reduction resulted from two major factors. First, several clients have decided with the approach of the new millennium to upgrade to new systems and no longer require ATI support services. Second, clients are reluctant to do further customization to systems that are aging and have instead opted to wait for upgrades or new systems designed to take them into the new millennium.

Contractors' fees declined significantly due to ATI's discontinuance of selling the ResponseWare software. With no software sales, ATI had no need for employees and contractors to provide installation services. The reduction also caused a decrease in customization services. Fees paid for contractors in the 1998 Period were solely for maintenance services.
The maintenance cost is the expense incurred by ATI to support existing ResponseWare Products. Even though ATI is not selling new ResponseWare products, it continues to service, support, and develop product enhancements (software upgrades) for the ResponseWare product line. The ResponseWare products are software applications designed to address various financial and operational needs of municipal governments such as general ledger and funding accounting, accounts payable, purchase order control, payroll, budgeting, human resource management and voter registration in Canada. ATI is contractually obligated to provide maintenance services for the products already sold. Limited support is provided for one-year terms provided customers pay an annual fee for computer system maintenance. Customers may reinstate lapsed support by paying the annual support fee plus an additional charge.

Despite the outdated nature of the ResponseWare products, they are reliable and ATI has a stable customer base that continues to pay the annual support fees. For those customers who are not parties to an annual service contract, ATI provides support and is compensated on a time and material basis. In the last three years, ATI has experienced no reduction in the number of licensees that have maintenance contracts. In 1996, 66 2/3 % of outstanding licenses were supported by maintenance contracts. In 1997 and 1998, 69.2% of outstanding licenses were supported by maintenance contracts. The percentage increase resulted from an 11% reduction in the number of outstanding licenses that were not supported by maintenance contracts.

Support and maintenance of ResponseWare products presently generate 100% of ATI's revenues. The revenues generated from the maintenance software are substantially less than the revenue formerly generated by the sale of the software. Management's decision to cease the sales of new ResponseWare systems resulted in the loss of 26% or $120,153 of ATI's revenue for the last fiscal year. ATI has purposefully and substantially reduced its efforts to market its current software because new software is under current development.

Moreover, the additional expenses of developing the new systems continue to be substantial relative to the current revenue generated by ATI. In the 1998 Period, research and development costs for new product development was $354,069. ATI has budgeted $1 million over the next eighteen months for research and development, of which $500,000 will come from the proceeds of the anticipated offering, and $500,000 will come from future revenues.

An inability to produce the new systems could cause a further and substantial decline in revenues. Possible difficulties in hiring and retaining highly qualified software developers could cause delays or prevent ATI from developing a commercially marketable product. Should ATI be unable to rewrite the ResponseWare software, customers may continue paying software maintenance fees for increasingly outdated software, or they may continue using the existing software without maintaining their systems. Customers may also replace the ResponseWare software with products from other vendors. ATI has also incurred additional expenses including but not limited to legal and accounting fees in connection with the listing on the OTC Bulletin Board.
As
discussed above, Aztek, as the surviving entity of the Merger, anticipates that sales will increase in the 1998-1999 Period once the new product development is completed and after the pending acquisitions of small vendors.

OPERATING INCOME

ATI experienced a decrease in operating expenses. Advertising and promotion expenses decreased to $4,382 (84%) for the 1998 Period from $27,770 for the 1997 Period. Prior to the 1997 Period, ATI did not advertise in the U.S. markets. Management decided to advertise its services and products in the U.S. print media causing a substantial increase in the advertising expense in the 1997 Period. Subsequently, ATI's operating capital did not allow for continued advertising. In the 1998 Period, ATI discontinued its product advertising in all publications causing the substantial decrease in advertising expense. Filing and transfer fees decreased by $34,285 (82%) for the 1998 Period from $41,641 for the 1997 Period. The 1997 figure was extraordinary due to one-time fees paid to Standard and Poor's and the Vancouver Stock Exchange.

Selling and marketing expenses decreased by $60,873 (98%) in the 1998 Period, from $61,914 for the 1997 Period. In 1997, ATI had attempted to market a product called Cognos, an accounting software program, and thereby incurred additional selling and marketing expenses. ATI reduced office and administration expenses by $19,217 (45%) for the 1998 Period, from $42,823 for the 1997 Period. The 1997 figure resulted from a reinstatement of trading on the Vancouver Stock Exchange.

Amortization expenses decreased 50% in the 1998 Period as compared to the
1997
Period. Amortization in the 1997 Period was abnormally high due to $24,000 of amortization that ATI should have claimed in prior years. Moreover, the 1997 Period was the final year ATI amortized $8,000 of goodwill. Thus, the decrease reflects a return to normal amortization costs.

Management fees increased by $108,467 (119%) to $199,589 during the 1998 Period. The increased management fees resulted from a change in accounting for the work of ATI's managers. Previously, certain managers were on ATI's payroll. The expenses for paying these employees were accounted for as "wages, salaries and benefits." In the 1998 Period, these expenses were transferred to the account for management fees, and were paid to independent contractors. The transfer between accounts caused the increase in management fees and part of the reduction in the "wages, salaries and benefits" account.
The total reduction in "wages, salaries and benefits" was

$152,147 (51%) from $298,082 during the 1997 Period. The balance of the reduction was from layoffs. When ATI discontinued development of its new systems, some employees were laid off due to a shortage of funds with which to pay those employees.

As part of its efforts to make the existence of ATI known to the investing public, ATI paid $32,309 to investor relations firms. These firms undertook to disseminate information about ATI persons and entities in the stock brokerage and investment communities including investment management firms brokers, for the purpose of increasing awareness about ATI. ATI incurred the major portion of the expense during the 1998 Period. The contracts with the investment relations firms expired during the 1998 Period.

OTHER INCOME (DEDUCTIONS) AND TAXES

The total interest ATI received decreased to $297 (95%) for the 1998 Period, from $5,629 for the 1997 Period. This is the interest charged on the outstanding accounts receivable. ATI was more aggressive in collecting receivables. ATI has losses available for income tax purposes totaling, approximately $1,252,000. The losses can be used to reduce taxable income of future years. The tax losses have not been used for the 1998 Period or the 1997 Period.

ASSETS AND LIABILITIES

Cash and receivables changes resulted from several transactions. Though ATI ceased selling computer systems, it continues to provide support services for the systems it has already sold. These support services are covered by
contracts with the owners of the systems.   The contracts run on a renewable
one year basis. The renewal dates for all of the support service contracts are dispersed throughout a year and unless modified or canceled continue from year to year. In most cases, the maintenance contracts are invoiced in advance to cover the ensuing year. In some cases, however, the support services are invoiced on a quarterly basis for the ensuing quarter. During the 1998 Period, ATI became more aggressive in terms of collecting on receivables in that it applied strict enforcement of demanding full payment by the first day of the maintenance period.

At the request of several cities and municipalities, ATI began delivering invoices two months in advance of the new service periods. Cities and municipalities need approximately two months to get departmental approval to make payments. Advance invoicing provides cities and municipalities the necessary documentation to secure payment approval in time for a new maintenance period. Prior to receiving the payment, ATI carries the amount due on the contract as a receivable due in sixty days. However, the work does not begin until ATI actually receives payment. The change to the sixty-day cycle contributed to the increase in the accounts receivable balance at the end of the 1998 Period.

Prepaid expenses included software consultants' fees, insurance premiums, storage, etc. In several cases, ATI prepays expenses by 12 months. ATI's major prepaid expense, insurance, begins in February.

     The 1,038% increase in accounts payable to officers and directors and the increase in loans to related parties resulted from several transactions. See "Certain Relationships and Related Transactions" at page 67.

Since the 1997 Period, ATI's current liability for royalties increased by $30,000 (30%) to $100,000 in the 1998 Period. When ATI acquired ResponseWare, it assumed ResponseWare's debt to International Business Machines ("IBM"). IBM financed the cost of ResponseWare installing new systems. The debt is $100,000 payable over ten months. ATI was scheduled to begin paying the debt in December 1997. As of September 1997 the total amount of the debt was due within one year. At the present time, ATI is in default on repayment and is negotiating a revised payment schedule. Management does not expect the default to have an adverse effect on ATI's financial position or results of future operations.

ATI did not incur any additional royalties in the period.  Rather, the
$30,000
that caused the increase had been carried as a long-term debt in the 1997 Period. ATI is presently in default on repayment and is currently negotiating a revised payment schedule. ATI does not believe the debt will have an adverse effect on ATI's financial position or the results of future operations. IBM has agreed to wait until Aztek completes an equity offering to collect royalties due. ATI has a good working relationship with IBM as shown by IBM's willingness to enter into a licensing agreement for new software in July 1998.

ATI's long-term obligation under capital lease was reduced by C$32,832 (98%) to $800 in the 1998 Period. The change came as a result of C$33,095 becoming a current liability for the 1998 Period.

ATI reduced its current portion of long-term debt by $136,241 (58%) by repaying its debt to ATI's president's spouse. The principal on the debt was C$150,000. ATI satisfied the debt by issuing 120,465 shares at C$1.38. The Vancouver Stock Exchange approved the transaction on July 30, 1997, and Aztek paid the debt on July 30, 1997.

The amount due to related parties increased $129,018 to $132,707 (3,497%) from
$3,689 the previous year. The amount due represents loans made by Mr. Mike Sintichakis and members of his family to ATI to maintain levels of working capital sufficient for ATI to continue operating. The loans are not repayable prior to July 1999. For specific information, see "Certain Relationships and Related Transactions" at page 67.

LIQUIDITY AND CAPITAL RESOURCES

In the 1998 Period, ATI used $212,823 for operating activities. In addition to the net loss in the 1998 Period (365,426), the loss per share decreased to (0.18) from (0.38). In the 1998 Period, the end of year deficit increased to (4,658,867) compared to ($4,293,440) for the 1997 Period.

ATI made a commitment to spend $75,000 to $100,000 for capital expenditures in connection with research and development of its new products for the 1998 Period. Actual expenditures totaled $61,235.80. Of this amount, ATI spent $20,533 for development of the Year 2000 tool. These expenditures are accounted for as part of wages, salaries and benefits. The products are expected to be completed and commercially available within 18 months subject to additional financing. ATI plans to operate exclusively through the support and maintenance of its existing software programs. There are 45 municipal and private sector customers using the existing programs.

As of June 30, 1998, ATI had a working capital balance of ($451,698). ATI expects to use approximately $400,000 in working capital over the next twelve months. Therefore, ATI has to either raise additional capital in an offering or reduce expenses to keep in line with its current revenues.

The first component of the external funding via Equitrade Securities Corp. has not materialized to date, and ATI cannot be certain such funding will become available to ATI in the 1999 Period. ATI estimates the anticipated cost of the acquisitions to be less than $200,000. ATI and the companies to be acquired have agreed, in principal, to the acquisitions. But, the specific terms or purchase price amounts have yet to be negotiated. In the absence of the equity funding through external funding sources, ATI will not be able to complete two of the three acquisitions.

TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD"), COMPARED WITH
TWELVE
MONTHS ENDED JUNE 30, 1996 (THE "1996 PERIOD"). THE 1997 PERIOD IS
DEFINED AS THE FISCAL YEAR FOR Aztek, WHICH IS JULY 1,1996, TO JUNE 30, 1997.

RESULTS OF OPERATIONS

The loss in 1997 Period increased to ($557,906) from ($227,656) in the 1996 Period. Loss per share increased to ($.38) in the 1997 Period from a loss of ($.04) in the 1996 Period. The 1996 Period is defined as July 1, 1995, to June 30, 1996.

REVENUES

Net sales decreased $68,985 (13%) to $459,937 in the 1997 Period, from $528,922 in the 1996 Period. Sales continued to decline because ATI discontinued the sales of existing ResponseWare computer systems. Even though
ATI was not selling new ResponseWare products, it continued to service, support, and develop product enhancements (software upgrades) for the
ResponseWare product line.   Aztek was contractually obligated to provide
maintenance services for the products already sold. Customers pay an annual fee for computer system maintenance. Despite the outdated nature of the ResponseWare products, they are reliable and Aztek has a stable customer base that continued to pay the annual support fees. For those customers who were not parties to an annual service contract, ATI provided support where it was compensated on a time and material basis. Approximately, 90% of ATI's revenue was generated by support and maintenance of the ResponseWare products. Management's decision to cease the sales of new ResponseWare systems resulted
in the loss of 13% or $68,895 of ATI's revenue for the last fiscal year. Moreover, the additional expenses of developing the new systems continued
                                  45
to be substantial relative to the revenue generated by ATI at that time. ATI also incurred additional expenses including but not limited to legal and accounting in connection with the listing on the over-the-counter bulletin board.

OPERATING INCOME

Although the revenues continued to decrease, ATI experienced an increase in operating expenses. Advertising and promotion expenses increased to $27,769 (950%) for the 1997 Period from $1,285 for the 1996 Period. In the past ATI did not advertise in the U.S. markets. Management decided to advertise its services and products in the U.S. print media thereby incurring a substantial
increase in advertising expenses.   Filing and transfer fees increased by
$37,611 (968%) for the 1997 Period from $4,030 for the 1996 Period for fees paid to Standard and Poor's and the Vancouver Stock Exchange.

Selling and marketing expenses increased by $55,329 (890%) in the 1997 Period, from $6,585 for the 1996 Period. ATI attempted to market a product called Cognos, an accounting software program, and incurred additional selling and marketing expenses. The product was marketed as a complement to accounting systems to allow users to easily view and analyze budgets and forecasts without the need for custom programming. ATI spent $15,024 on Cognos and only sold the product to two customers. The sales generated revenues of only $10,455.93. ATI discontinued the product. The activities related to the reinstatement of trading on the Vancouver Stock Exchange resulted in an increase in office and administration expenses: $31,998 (75%) for the 1997 Period, from $10,824 for the 1996 Period. Wages, salaries and benefits increased $170,432 (57%) to $298,083 for the 1997 Period, from $127,651 for the 1996 Period. The wages, salaries and benefits increased due to payment of employees in connection with the development of new software programs.

OTHER INCOME (DEDUCTIONS) AND TAXES

The total interest received by ATI decreased to $5,629 (70%) for the 1997 Period, from $19,079 for the 1996 Period. This is the interest charged on the outstanding accounts and ATI was more aggressive collecting amounts to which it was due. ATI had losses available for income tax purposes totaling, approximately $1,343,000. The losses can be used to reduce taxable income of future years. The tax losses were not used for the 1997 Period or the 1996 Period.

LIQUIDITY AND CAPITAL RESOURCES
In the 1997 Period, $491,653 was used for operating activities of ATI. (Due to a clerical error, ATI reported in its registration statement on Form SB-10 that $1,024,472 was used during this period.) In addition to the net loss in the 1997 Period ($557,906), the loss per share increased to ($.38) from ($.04). In the 1997 Period, the end of year deficit increased to ($4,293,440)
compared to ($3,735,534) for the 1996 Period.

Financing activities in the 1997 Period provided cash of $754,870 through the issuance of share capital in the amount of 1,042,130 shares. In the 1997 Period ATI received approval from the Vancouver Stock Exchange to convert the total loan amount of $166,243 into
120,465 shares of ATI's Common Stock. The loan was incurred to provide the necessary capital to acquire a small computer company in Canada. The shares have been issued and the debt has been fully satisfied. ATI did not incur any other long-term debt in the 1997 Period. As of September 30, 1997, ATI's long term debt was $13,196. ATI had also incurred expenses of $105,000 for legal and accounting fees related to registration and the sale of its shares, listing on the OTC Bulletin Board, and other offering costs.

                           EXTERNAL FUNDING

Aztek expected to benefit from an ATI offering under Regulation D. The net proceeds from the offering were expected to be $1,000,000. ATI's agreement with Equitrade Securities has expired. ATI derives its capital from maintenance and customization on its existing contracts. Revenues generated by these contracts are sufficient only to cover ATI's immediate operating expenses and do not permit any reduction in accrued long-term liabilities. ATI has continued to meet its cash flow requirements on monthly.

                      DISAGREEMENTS WITH ACCOUNTANTS
                  ON ACCOUNTING AND FINANCIAL DISCLOSURE

ATI has not had any changes in or disagreements with its accountants.

                     VOTING AN MANAGEMENT INFORMATION

DATE, TIME AND PLACE INFORMATION

The meeting of security holders of ATI Common Stock will be on _______,1999, in the offices of Stephen K. Winters Law Corporation, 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. The
address of ATI is as follows:   #5-246 Lawrence Ave., Kelowna, British
Columbia, V1Y 6L3. On June 30, 1998, the shareholders and directors of Aztek held their annual and special meetings and unanimously approved the Merger.

The approximate date on which the proxy statement and form of proxy are first to be sent or given to security holders is ___________, 1999. Proposals of stockholders intended to be presented at the 1999 annual meeting of Stockholders of Aztek must be received by Aztek no later than May 14, 1999, in order to be included in the proxy statement and form of proxy relating to such annual meeting. After July 28, 1999, a notice of a shareholder proposal submitted to Aztek outside the processes of Rule 14a-8 of the Exchange Act shall be considered untimely.

REVOCABILITY OF PROXY

If the enclosed Proxy is executed and returned, it will be voted on the proposals as indicated by the shareholder. The Proxy may be revoked by the shareholder at any time prior to its use by notice in writing to the Secretary of ATI, by executing a later dated proxy and delivering it to the ATI prior to the meeting or by voting in person at the meeting.

DISSENTERS' RIGHTS OF APPRAISAL
Any shareholder of ATI on ___________, 1999, (the record date for purposes of determining who is entitled to notice of and to vote at the Annual and Extraordinary Meeting of Shareholders of Aztek) who objects to the Merger may dissent from the Merger. Any such shareholder may demand in writing prior to the shareholders' meeting that, if the Merger is consummated, ATI pay to him or her in cash the value of his or her present common stock. The dissenting shareholder must deliver the demand to ATI's registered office within 14 days after the date of this Joint Proxy-Statement Prospectus. The dissenting shareholder should deliver the demand to Mr. Mike Sintichakis, Aztek Technologies Inc., Suite #5-246 Lawrence Ave. Kelowna, B.C. V1Y 6L3. On delivery of the notice and the accompanying share certificates, the dissenting shareholder is bound to sell those shares to ATI and ATI will purchase the shares.

Once a shareholder dissents, the shareholder must not then vote in favor of the Merger. As described in the section "Voting Procedures" below, failure to return a properly executed proxy card or to vote in person will have the same effect as a vote in favor of the Merger. Such failure will constitute a waiver of dissenters' rights. Moreover, beneficial shareholders whose names are not on Aztek's register of members cannot give a notice of dissent and trigger the appraisal remedy. If the shares are held by a broker, the broker's name being listed on ATI's register of members, the broker may dissent with respect to the shares it holds as the registered owner, if the broker lists such shares on the notice of dissent. The cash value to which such shareholder will be entitled is the value agreed upon or court determined, in the manner set forth below ("Dissenter's Value"). ATI has no obligation to institute any court proceeding to have a court determine the value of the shares. If a shareholder applies to a court to determine the value of the shares, the shareholder will bear his or her owns costs of such application. This statutory dissenter's right to payment of the Dissenter's Value of his or her common stock is mandated by section 207 of the British Columbia Company Act (the "Company Act") a copy of which is attached to this Joint Proxy Statement-Prospectus.
A notice of dissent ceases to be effective if the dissenting member consents to or votes in favor of the resolution of Aztek to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

ATI will provide the funds necessary to pay any holders of Common Stock who perfect their statutory dissenter's rights. The price to be paid to dissenting shareholders is the fair value as of the day before the resolution is passed including any appreciation or depreciation in anticipation of the vote, and all dissenting shareholders shall be paid the same price. This method for determining the value of the shares is proscribed by section 207 of the British Columbia Company Act.

Any such shareholder who contemplates the exercise of such dissenter's rights is urged to review carefully the provisions of the Company Act, a British Columbia law, particularly the procedural steps required to perfect the right to Dissenter's Value. The rights of dissenting shareholders to Dissenter's Value will be lost if the procedural requirements of the Company Act are not fully and precisely satisfied. If the right to Dissenter's Value is lost, the shareholder will be entitled to receive for each share of ATI Common
Stock the number of shares of Aztek's Common Stock as provided in the Merger Agreement.

The procedural steps are set forth in the legal opinion of Mr. Steven K. Winters attached hereto as Annex B (to be read in conjunction with the full text of the Company Act and is qualified in its entirety by reference to the statute.

                        PERSONS MAKING THE SOLICITATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Aztek Technologies Inc. ("ATI") of proxies for use at the Extraordinary Meeting of Stockholders of Aztek to be held on __________ 1998, and any adjournments thereof.

There were outstanding at the close of business on __________, 1999, the record date for determination of the stockholders of ATI entitled to notice of and to vote at the Special Meeting, 2,051,109 shares of Common Stock of ATI entitled to one vote per share. Only stockholders of record on __________, 1999, are entitled to notice of and to vote at the meeting. The proxy does not affect the right to vote in person at the meeting, and may be revoked at any time prior to the voting thereof. The presence of two persons entitled to vote will constitute a quorum. The affirmative vote of the holders of shares present or represented by proxy at the meeting must exceed the negative votes cast for the adoption of the proposals described in this Proxy Statement.

The Board of Directors knows of no other matters likely to be brought before the Special Meeting other than those mentioned above. However, if any other matters not now known or determined, properly come before the meeting or any adjournments thereof, the persons named in the enclosed form of proxy will vote such proxy in accordance with their best judgment in such matters pursuant to discretionary authority granted in the proxy.

Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors of ATI, and to return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders directions. If no direction is given, proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder who wishes to designate a person or persons to act as his or her proxy at the meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or person, sign the form and transmit it directly to such other designated person or persons for use at the meeting.

The expense of the Board of Directors' proxy solicitation will be borne by ATI. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of ATI (none of whom will receive additional compensation therefor) may solicit proxies by telephone, telegraph or personal interview. ATI will, upon request, reimburse nominees, custodians, and fiduciaries for the expenses in forwarding proxy material to their principals.

            INTEREST OF CERTAIN PERSON IN MATTERS TO BE ACTED UPON
Certain members of ATI's management and its Board of Directors may be deemed to have certain interests in the Merger in addition to their interests as stockholders of ATI generally. ATI's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement.

OFFICERS AND BOARD OF DIRECTORS. Mike Sintichakis, Edson Ng, and Eileen Keogh constitute the entire Board of Directors of ATI and are also directors of Aztek. The sole remaining director of Aztek is Nick Sintichakis who is the son of Mike Sintichakis.

COMMON SHARES. In June 1998, the directors and officers named in the preceding paragraph purchased one million shares of the common stock of Aztek at $.05 per share. The shares are to be distributed in twenty-four monthly installments beginning in June 1998. The total number of shares that will be distributed pursuant to the purchase constitute the total amount of shares that are issued and outstanding. Aztek has no existing business at this time and will begin transacting business when it assumes the operations of ATI upon consummation of the Merger. Since ATI will cease to exist upon completion of the Merger, the net result will be that the above-named directors will each own a larger percentage in the combined company than they previously owned in ATI.

INDEMNIFICATION. To the extent permitted by law, the Articles of Incorporation of Aztek and ATI contain an indemnification clause such that Aztek or ATI will indemnify all directors and officers of Aztek or ATI if any such directors or officers are named as a party or parties to a lawsuit as a result of serving as officers or directors of Aztek or ATI. For limitations on indemnification, see "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" at page 25.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

ATI's Shareholders of record at the close of business on __________, 1999 will be entitled to vote on all matters. On the record date ATI had 2,051,109 shares of ATI Common Stock outstanding. The holders of ATI Common Stock are entitled to one vote per share. ATI has no class of voting securities outstanding other than the ATI Common Stock.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT
                                  (Pre-Merger)

                      SECURITY OWNERSHIP OF ATI SHARES
                     BY CERTAIN BENEFICIAL SHAREHOLDERS

     The following table discloses the details of shares held by Beneficial Shareholders of ATI prior to the Merger with Aztek.


Title of     Name and Address of            Amount and Nature    Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class

Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                462,190                  23%

Voting      Maria Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                255,928                  12%

Voting      Tony Pantazopoulos                  21,333                   1%
Common      1807 Lipsetet Court
            Kelowna, BC V1V 1X3

Voting      Edson Ng
Common      623 Alpine Court
            North Vancouver, BC V7R 2L7        104,700                   5%

Beneficial  shareholders as Group              844,151                  41%

Mike Sintichakis has the right to acquire 90,000 shares at the exercise price of $1.82 within sixty days.

Edson Ng has the right to acquire 40,000 shares at the exercise price of
$1.82
within sixty days.
Eileen Keogh has the right to acquire 40,000 shares at the exercise price of $1.82 within sixty days.

Maria Sintichakis is Mr. Sintichakis' wife. Mr. Sintichakis does not exercise shared voting or dispositive powers with Mrs. Sintichakis.

                    Security Ownership of Aztek Shares
                     By Certain Beneficial Shareholders

The following table discloses the details of shares held by Beneficial Shareholders of Aztek prior to the Merger with Aztek.


Title of     Name and Address of            Amount and Nature    Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class

Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                400,000                  44%

Voting      Nick Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                230,000                  23%
Voting      Eileen Keogh
Common      508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3              120,000                  12%

Voting      Edson Ng
Common      623 Alpine Court
            North Vancouver, BC V7R 2L7        240,000                  24%

Beneficial  Shareholders as Group              990,000                  99%

Under the terms of the subscription agreements, Aztek will place one million outstanding common shares in a trust and distribute the shares in twenty-four monthly installments beginning in June 1998.

               SECURITY OWNERSHIP OF ATI SHARES BY MANAGEMENT

The following table discloses the details of shares held by ATI's management prior to the Merger with Aztek.

Title of     Name and Address of            Amount and Nature    Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class

Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                462,190                  23%

Voting      Eileen Keogh
Common      508-2012 Fullerton Ave.
          Vancouver, BC V7P 3E3               37,000                   2%

Voting      Edson Ng
Common      623 Alpine Court
            North Vancouver, BC V7R 2L7        104,700                   5%

Directors   and management as a Group          603,890                  30%

See notes to Security Ownership of ATI shares of Certain Beneficial
Shareholders


             SECURITY OWNERSHIP OF AZTEK SHARES BY MANAGEMENT

The following table discloses the details of shares held by the Aztek's Management and prior to the Merger with ATI.


Title of     Name and Address of            Amount and Nature    Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                400,000                  44%

Voting      Nick Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                230,000                  23%

Voting      Eileen Keogh
Common      508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3              120,000                  12%

Voting      Edson Ng
Common      623 Alpine Court
            North Vancouver, BC V7R 2L7        240,000                  24%

Beneficial  Shareholders as Group              990,000                  99%

                       PRO FORMA SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL SHAREHOLDERS

The following table discloses the details of shares held by Beneficial Shareholders of Aztek following the Merger. This table should be studied in conjunction with the foregoing tables showing the details of shares held by Beneficial Shareholders in both ATI (Aztek to be acquired) and Aztek prior to the Merger.

  (1)               (2)                             (3)                (4)
Title of     Name and Address of          Amount and Nature      Percentage of
Class        Beneficial Owner            of Beneficial Owner          Class
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  862,190               28%

Voting      Maria Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  255,928                8%


Voting      Nick Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  304,500               10%

Voting      Eileen Keogh
Common      508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3                157,000                5%

Voting      Edson Ng
Common      623 Alpine Court
            North Vancouver, BC V7R 2L7          344,000               11%


Mike Sintichakis has the right to acquire 90,000 shares at the exercise price of $1.82 within sixty days.

Edson Ng has the right to acquire 40,000 shares at the exercise price of
$1.82
within sixty days.

Eileen Keogh has the right to acquire 40,000 shares at the exercise price of $1.82 within sixty days.

                 PRO FORMA SECURITY OWNERSHIP OF MANAGEMENT

The following table discloses the details of shares held by Aztek's management following the Merger. This table should be studied in conjunction with the foregoing tables showing the details of shares held by management in both ATI (the company to be acquired) and Aztek prior to the Merger.

  (1)               (2)                             (3)                (4)
Title of     Name and Address of          Amount and Nature      Percentage of
Class        Beneficial Owner            of Beneficial Owner          Class
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  862,190               28%

Voting      Nick Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  304,500               10%

Voting      Eileen Keogh
Common      508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3                157,000                5%

Voting      Edson Ng
Common      623 Alpine Court
            North Vancouver, BC V7R 2L7          344,000               11%

Directors   and Management as a Group          1,667,690               55%


See notes to Pro Forma Security Ownership of Certain Beneficial Shareholders.

                             VOTING PROCEDURES

Two persons present and entitled to vote constitute a quorum at any general shareholders' meeting. A member may by proxy appoint a proxy holder to vote for him or her on a poll. Every shareholder who is present in person and entitled to vote at that occurrence shall have one vote and on a poll every member present in person or represented by proxy or other proper authority shall have one vote for each share of which he or she is the registered holder. ATI has no class of voting securities outstanding other than its Common Stock. Adoption of the Merger and the Merger Agreement will require that the votes cast favoring the Merger must exceed the votes cast opposing the Merger. The failure to return a properly executed proxy card or to vote in person ("abstention") at the Special Meeting will have the same effect as a vote in favor of the Merger. Similarly, "broker non-votes" (referring to instances where a broker or other nominee physically indicates on the proxy that, because it has not received instructions from beneficial owners, it does not have discretionary authority as to certain shares of ATI's Common Stock to vote on the proposal) will have the same effect as a vote in favor of the Merger. The proxies named in the enclosed proxy card may, at the direction of the Board, vote to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies necessary for approval of a proposal or otherwise.

If the accompanying proxy card is properly executed and returned to ATI in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AND THE
MERGER
AGREEMENT. Except for procedural matters incident to the conduct of the Special Meeting, the Board of Directors of ATI does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the ATI proxy will vote the shares represented by such proxy on such matters as determined by a majority of ATI's
Board of Directors.

Directors, Executive Officers, Promoters and
Control Persons of the Surviving or Acquiring Entity

                Directors, Executive Officers, Promoters And
            Control Persons Of The Surviving Or Acquiring Company
Name                Age               Position            Director Since

Mike Sintichakis    60                Director            August 1994
                                      President

Nick Sintichakis    33                Director            July 1994
                                      Secretary
                                      Treasurer

Edson Ng            34                Director            July 1998

Eileen Keogh        51                Director            July 1998

Each director serves for a term of one year and is elected at the annual meeting of shareholders. Aztek's officers are appointed by the Board of Directors and hold office at the discretion of the Board.

Mike Sintichakis. Mr. Sintichakis has over 27 years of experience as an entrepreneur and professional business manager. He has owned and operated seven corporations and presided as president of three other corporations. He received an Industrial Electrician Diploma from Greece in 1958. He has since specialized in acquiring, restructuring and growing small and mid-sized businesses in the hospitality, consumer services, automotive, leisure and manufacturing industries. He recently managed over 450 employees and consistently guided companies successfully through tremendous revenue growth. He has served as a director and president of ATI since 1991. Mr. Sintichakis has also served as a director and president of Aztek Inc. since its inception in 1994. From 1995 to 1997, he served as a director and president of ATI's wholly-owned subsidiary, ResponseWare Corp. From 1993 to 1994, he served as director and president of ATI's wholly-owned subsidiary Nu-Crest Sportswear Inc., a designer of customer embroidered and silk-screen sportswear.

Edson Ng.   Mr. Ng has earned a B.Sc. Degree in Mechanical Engineering from the

University of Alberta. He is a registered Professional Engineer (P.Eng.) and a Certified Management Consultant. His career includes 7 years of systems engineering, marketing, consulting experience with IBM Canada Ltd., and 4 years as founder and president of Advance Mobility Systems Integration Inc. where he served from 1992 to 1995. Advance Mobility Systems Integration was a consulting and computer integration business. Mr. Ng has been involved with various business ventures throughout his career. He has been with ATI since 1995 and currently serves as a director and vice president of operations.

Eileen Keogh. Ms. Keogh received a B.A. degree in Mathematics from Dickinson College, Pennsylvania. She has over 29 years of consulting experience in information systems design, development, and implementation. Throughout her career in the computer industry she has served as Director of Development, Systems Architect, Project Manager, Team Leader, Data and Press Modeler, Methodologies Expert, Technical Designer, Systems and Applications Programmer/analyst, Trainer and Mentor. Ms. Keogh is an expert in client/server and object oriented software design and development on a variety of platforms. She gained seven years of software development experience with IBM Canada Ltd., IBM UK and IBM Corporation in New York. Her consulting projects include working for Prologic Computer Company from 1994 to 1995. Prologic is a designer of senior systems. From 1991 to 1995, she was self-employed as a computer consultant. In that capacity, she provided services to Solutions for Government, Fletcher Challenge, Alcan Canada, Insurance Bureau of Canada, Toronto Stock Exchange and the Bank of Montreal. She has been with ATI since 1995 and she serves as a director. She also is in charge of research and development.

Nick Sintichakis. Mr. Nick Sintichakis is the Secretary of Aztek Inc. He presently serves as President of Christopher's Steak & Seafood Restaurant and has held that position for the past nine years. He was also a director of Yamas Taverna Inc., a restaurant in Kelowna, British Columbia for over five years. For ten years he was the manager of Caribou Restaurant. He currently spends about eight to ten hours per week as Secretary of Aztek.

                 EXECUTIVE COMPENSATION OF THE DIRECTORS AND
                        EXECUTIVE OFFICERS OF ATI

The members of the Board of Directors of Aztek and the officers of Aztek presently do not receive compensation for serving as directors and officers. Upon consummation of the Merger, Aztek will assume the obligations of ATI for executive compensation. The table below sets forth the compensation of the key executives of ATI.




                                                         Long Term
Compensation
------------------------------------------------------------------------------
                       Annual Compensation                     Awards
------------------------------------------------------------------------------
                                                              Securities

Underlying
Name and Principal Position    Year    Salary(1)    Bonus   Options/SARs(#)
------------------------------------------------------------------------------
Mike Sintichakis,              1998    $70,872      0             0
President, Director            1997    $30,000      0        90,000 options

Edson Ng                       1998    $59,169      0             0
Vice Pres. President of        1997    $60,000      0        40,000 options
Operations

Eileen Keogh(2)                1998    $20,750      0             0
Director, R&D                  1997    $60,000      0        40,000 options

 (1) The salary is reflected in Canadian dollars and was paid in Canadian dollars.

(2) Compensation paid to Ms. Keogh was paid to her through her company as an independent contractor.

Retirement plan. ATI does not have a retirement plan at present, but Aztek intends to implement one after the Merger once Aztek becomes profitable.

Employment contracts, Termination of Employment and Change in Control Agreements. At present, ATI has no employment contract with any of its employees.

Compensation Committee, Interlocks and Insider Participation. Neither ATI or Aztek has a compensation committee; rather the Boards of Directors perform the functions that would otherwise be performed by a compensation committee.
                                      58

                 EXECUTIVE COMPENSATION OF THE DIRECTORS AND
                         EXECUTIVE OFFICERS OF AZTEK

The members of the Board of Directors of Aztek and the officers of Aztek presently do not receive compensation for serving as directors and officers. Upon consummation of the Merger, Aztek will assume the obligations of ATI for executive compensation. The table below sets forth the compensation of the key executives of Aztek.

                Summary Compensation Table for Aztek

------------------------------------------------------------------------------
                       Annual Compensation
------------------------------------------------------------------------------


Name and Principal Position    Year    Salary    Bonus
------------------------------------------------------------------------------
Mike Sintichakis, CEO          1998    $0       $0
                               1997    $0       $0

Edson Ng, Director             1998    *
                               1997    *

Eileen Keogh, Director         1998    *
                               1998    *

Nick Sintichakis               1998    $0       $0
                               1997    $0       $0

*Edson Ng and Eileen Keogh were first elected to the Board of Directors on June 30, 1998, to serve as directors for the ensuing year.

Aztek has not paid any compensation to its officers or directors since Aztek's inception.

                     AGGREGATED OPTION/SAR EXERCISES IN
                LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                              Number of Securities
                             Underlying Unexercised
                             Options/SARs at
                                   FY-End (#)
      Name                  Exercisable/Unexercisable

Mike Sintichakis                     90,000
Edson Ng                             40,000
Eileen Keogh                         40,000


                           Long Term Incentive Plans

Name           Number of Shares   Performance
                 Units or Other  Or Other Period
                   Rights (#)   Until Maturation  Threshold          Maximum
                                  Or Payout     ($ or #)            ($ or #)

Mike Sintichakis    354,000       109,740         1                 354,000


Mr. Mike Sintichakis currently has 354,000 shares of ATI Common Stock in escrow to be released as ATI generates positive cash flow from operations. The shares will be released to Mr. Sintichakis at the rate of one share for every C$.31 of cash flow generated by ATI. Mr. Sintichakis purchased the shares for
C$.01 per share. Mr. Sintichakis enjoys full voting rights attributable to the shares.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nick Sintichakis, a director of Aztek, is the son of Mike Sintichakis, the president and a director of Aztek. No other family relationships exist among directors, executive officers or persons nominated or chosen by Aztek to become officers or executive officers and no such relationships exist among the directors and officers of ATI.

ATI engaged in several transactions with its directors and a director's immediate family member causing an increase in current liabilities. The directors and an individual director's family member had a material interest.
These changes caused the increase in accounts payable to directors and loans to related parties. Mike Sintichakis has not received his full salary for the
1998 Period. ATI accrued Mr. Sintichakis' salary as an accounts payable in the amount of $45,871.29 and actually paid Mr. Sintichakis $6,270.97. Messrs.
Sintichakis and Edson Ng, and Ms. Eileen Keogh have made several payments on ATI's behalf totaling approximately $39,353.59. ATI has repaid $14,914.41. These transactions caused the entire increase in accounts payable to directors from the 1997 Period to the 1998 Period.

The increase in long term debt to related parties resulted from a series of transactions. ATI leases space from Mike Sintichakis' wife, Maria Sintichakis. To date, ATI has accrued its rental payments totaling $13,500. For more information see "Description of Property" at page 38.

Mrs. Sintichakis has also made several payments to vendors on ATI's behalf and she has loaned money directly to ATI so that it could meet its expenses. The total amount due to Mrs. Sintichakis is $62,171.50. Mike Sintichakis is due $5,607.13 for similar types of advances to ATI.

Christopher's Restaurant ("Christopher's") is an establishment owned by Mrs. Maria Sintichakis. From November 1997 to May 1998, Christopher's loaned ATI approximately $21,682.50 so that ATI could meet its working capital needs. Mike Sintichakis' son-in-law, Tony Pantazopoulus loaned ATI $42,998.74 from November 1997 to May 1998 so that ATI could meet its working capital requirements. ATI issues interest free demand notes for the loans it receives from the Affiliates. However, the notes provide that no payments are due prior to July 1999.

With respect to ATI, in 1995 the spouse of the president of ATI loaned approximately $150,000 (plus interest of $16,241) for a sum total of $166,241 to ATI. ATI used the loan proceeds to acquire a small Canadian computer vendor. ATI sought the approval of the Vancouver Stock Exchange to issue 120,465 shares of common stock at $1.38 CND to satisfy the then existing debt.
The Vancouver Stock Exchange granted approval on July 30, 1997 and the debt was satisfied on July 30, 1997.

                        TRANSACTIONS WITH PROMOTERS

The promoters of Aztek are Mike Sintichakis, Nick Sintichakis, Daunna Potts, Eileen Keogh and Edson Ng. The following table sets forth the amounts received by the promoters and Aztek.

Name and address of                       Amount of
Of Promoter                                Shares
-----------------------                  ---------
Mike Sintichakis
1802 Lipsett Crt.
Kelowna, BC V1V 1X3                      400,000

Nick Sintichakis
1802 Lipsett Crt.
Kelowna, BC V1V 1X3                      230,000

Dauna Potts
882 Toovey Rd.
Kelowna, BC                               10,000

Eileen Keogh
508-2012 Fullerton Ave.
Vancouver, BC V7P 3E3                    120,000

Edson Ng
623 Alpine Court
North Vancouver, BC V7R 2L7              240,000

The promoters purchased the Common Shares, par value $.001, at $.05 per share. The directors set the price at Mike Sintichakis's suggestion, which he determined arbitrarily, and issued the shares to cover anticipated expenses such as legal fees and accounting fees. Should the market value of the shares rise, the holder stand to gain a substantial profit by selling the shares. Though the shares were fully paid for in advance, they are subject to a restriction by which the shares are placed into a trust to be released in twenty-four monthly installments. Each promoter is serving as a director or officer. If a promoter leaves for any reason including termination, any undistributed shares can be distributed to another employee, director or officer at Aztek's will. The recipient in such a transfer must pay the prior shareholder US$.05 per share plus six percent interest per annum effective on the day of transfer.

                                 AZTEK, INC.
                            Financial Statements
              For the Years Ended June 30, 1996, 1997 and 1998

                                                                     Contents
------------------------------------------------------------------------------




Auditors' Report                                                            64

Financial Statements

  Balance Sheet                                                             65

  Statements of Cash Flow                                                   66

   Notes to Financial Statements                                            67

<AUDIT-REPORT>

                          [Letterhead of BDO Dunwoody]


                                                           Auditors' Report

To the Shareholders of
Aztek, Inc.

We have audited the balance sheets of Aztek, Inc. as at June 30, 1998, 1997 and 1996 and the statements of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998, 1997 and 1996 and the results of its operations and changes in its financial position for the years the ended in accordance with generally accepted accounting principles.

/s/BDO Dunwoody
----------------------------
Chartered Accountants
Penticton, British Columbia
July 23, 1998

</AUDIT-REPORT>
                                                                   64

                                                                   Aztek, Inc.
                                                                 Balance Sheet
                                                                (U.S. Dollars)

June 30                                       1998           1997         1996
Assets
Current
  Cash                                   $   60,000    $        -   $       -
                                             ------        ------        ----
                                         $   60,000    $        0   $       0
                                             -----------   ------        ----

Shareholders' Equity
 Share capital (Note 2)

Approved on behalf of the Board:
  "            "
___________________    Director


  "            "

___________________    Director
                                                                 65

                                                                   Aztek, Inc.
                                                       Statements of Cash Flow
                                                                (U.S. Dollars)

For the year ended June 30                    1998           1997         1996
Cash provided by (used in)

Financing activities
  Issuance of share capital              $   60,000    $        -           -
                                             ------          ----       -----
Increase in cash                             60,000             -           -

Cash, beginning of year                           -             -           -
                                             ------          ----       -----
Cash, end of year                        $   60,000    $        -      $
                                             ======          ====       =====


                                                                   Aztek, Inc.
                                                 Notes to Financial Statements
                                                                (U.S. Dollars)
June 30, 1998, 1997 and 1996
-----------------------------------------------------------------------------

1. Nature of Business

The company was incorporated under the laws of the state of Nevada on August 19, 1994, and has not carried on any business activities since incorporation.
----------------------------------------------------------------------------

2. Share Capital
Authorized

      100,000,000 common shares with a par value of $0.001. During the year ended June 30, 1998 the articles of incorporation were amended to increase the authorized share capital to 100,000,000 common shares from 25,000 common shares.

                               1998               1997               1996
                        Number of  Amount  Number of  Amount  Number of Amount
                         Shares            Shares             Shares

-----------------------------------------------------------------------------
Issued and fully paid
  Balance,
  Beginning
  Of year                     -    $    -       -   $       -       - $      -

Issued for cash
Private
Placement             2,000,000    60,000       -           -       -        -

Balance
End of year           2,000,000 $  60,000       -   $       -       - $      -

Subscribed and unpaid
Private
Placement                25,000    25,000  25,000      25,000  25,000   25,000
                      ---------    ------  ------      ------  ------   ------
                      2,025,000    85,000  25,000      25,000  25,000   25,000
Share subscriptions
 receivable              25,000    25,000  25,000      25,000  25,000   25,000
                      ---------    ------  ------      ------  ------   ------
                      2,000,000 $  60,000       0   $       0       0 $      0

(a) Escrow Shares - The Issued share capital includes 1,000,000 escrow shares (1997 and 1996 - nil). These shares will be released from escrow to a maximum number of 20% per year of the original number at the rate of 1 share for the following accumulated working capital, as defined in the agreement;

             Year one       $0.05 per share of working capital
             Year two       $0.10 per share of working capital
             Year three $0.20 per share of working capital Year four $0.30 per share of working capital Year five $0.40 per share of working capital



These escrow shares are due to expire June 12, 2003 and any shares remaining in escrow at that date will be cancelled.

                           AZTEK TECHNOLOGIES INC.
                      Consolidated Financial Statements
                 For the years ended June 30, 1998 and 1997

                                                             Contents
---------------------------------------------------------------------
















Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . .  70

Consolidated Financial Statements
      Consolidated Balance Sheets . . . . . . . . . . . . . . . . . 71
      Consolidated Statements of Operations and Deficit . . . . . . 72

      Consolidated Statements of Cash Flow. . . . . . . . . .   . . 74

      Summary of Significant Accounting Policies. . . . . . . . . . 75

      Notes to Consolidated Financial Statements. . . . . . .  . . .77

<AUDIT-REPORT>

              [Letterhead of BDO Dunwoody Chartered Accountants]
------------------------------------------------------------------------------

                                                              Auditor's Report

------------------------------------------------------------------------------

To the Shareholders of
Aztek Technologies Inc.

We have audited the consolidated balance sheets of Aztek Technologies Inc. as at June 30, 1998 and 1997 and the consolidated statements of operations and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998 and 1997 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles. As required by the British Columbia Companies Act we report that, in our opinion, these principles have been applied on a consistent basis.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998
</AUDIT-REPORT>
______________________________________________________________________________
                                  Canada - United States Reporting Differences
______________________________________________________________________________

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated July 10, 1998 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                                   Consolidated Balance Sheets


June 30                                               1998               1997
------------------------------------------------------------------------------
Assets

Current
     Cash                                       $       2,957 $      20,232
     Accounts receivable                               67,693        56,642
     Prepaid expenses                                   1,904         1,536
                                                   ----------    ----------
                                                       72,554        78,410
Capital Assets (Note 2)                               105,860       151,292
Goodwill (Note 3)                                           -           417
                                                   ----------    ----------
                                                $     178,414 $     230,119
                                                   ==========    ==========
Liabilities and Shareholders' Deficiency
Current
    Accounts payable and
          accrued liabilities - trade           $     222,326 $     122,971
    Accounts payable and accrued
      liabilities - officers and directors             64,840         5,693
     Deferred revenue                                 103,991       138,781
     Current portion of amounts
       due to related parties                               -       166,241
     Current portion of royalties payable             100,000        70,000
     Current portion of obligation under
          capital lease                                33,095        43,553
                                                   ----------    ----------
                                                      524,252       547,239

Due to related parties (Note 4)                       132,707         3,689
Royalties payable (Note 5)                                  -        30,000
Obligation under capital lease (Note 6)                   800        33,632
                                                   ----------    ----------
                                                      657,759       614,560
Shareholders' deficiency
     Share capital (Note 7)
     Authorized
       100,000,000 common shares
       without par value
     Issued
       2,051,109 common shares
       (1997 - 1,904,244)                           4,179,522     3,909,000
     Deficit                                       (4,658,867)   (4,293,441)
                                                   ----------
----------
(479,345)

 (384,441)
                                                   -----------   ----------
                                                $     178,414 $     230,119
                                                   ===========   ==========

Approved on behalf of the Board:

"Mike Sintichakis"     Director
        "              Director

------------------------------------------------------------------------------
                                                      Aztek Technologies Inc.
                            Consolidated Statements of Operations and Deficit

For the years ended June 30                         1998          1997
------------------------------------------------------------------------------
Revenue
  Maintenance and customization services        $     340,081 $     442,656
  Product Sales                                             - $      22,910
                                                   ----------    ----------
                                                      340,081       465,566
                                                   -----------   ----------

Cost of Revenue
  Contractor fees                                      13,935        49,407
  Product                                                   -        20,867
  Telephone                                             4,673        10,133
  Travel                                                    -         4,618
  Wages, salaries and benefits                         80,176        99,301
                                                   ----------    ----------
                                                       98,784       184,326
                                                   ----------    ----------
Gross profit                                          241,297       281,240
                                                   ----------    ----------
Selling and administration expenses
  Advertising and promotion                             4,382        27,770
  Amortization                                         40,310        81,160
  Contractors fees                                     43,485       102,145
  Equipment leases                                     12,213        11,609
  Filing and transfer fees                              7,356        41,641
  Interest on long-term debt                           28,307        34,493
  Investor relations                                   32,309         6,000
  Management fees                                     199,589        91,122
  Office and administration                            23,606        42,823
  Professional fees                                    48,004        60,835
  Rent and property taxes                              53,055        52,277
  Selling and marketing                                 1,041        41,047
  Telephone                                            19,031        23,928
  Travel                                                5,227         3,541
  Utilities                                            23,049        20,975
  Wages, salaries and benefits                         65,759       198,781
                                                   ----------    ----------
                                                      606,723       840,147
Loss from operations                                 (365,426)     (558,907)
Deferred income taxes (recovery)                            -        (1,000)
                                                   ----------    ----------
Net loss for the year                                (365,426)     (557,907)

Deficit, beginning of year                         (4,293,441)   (3,735,534)
                                                   ----------    ----------
Deficit, end of year                            $  (4,658,867)$  (4,293,441)
                                                   ==========    ==========

Weighted average number of shares outstanding       1,534,974     1,468,176
                                                   ==========    ==========
Loss per share, basic                           $       (0.18)$       (0.38)
                                                   ==========    ==========

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                          Consolidated Statements of Cash Flow
For the years ended June 30                        1998           1997
------------------------------------------------------------------------------
Cash provided by (used in)
Operating activities
  Net loss for the year                         $    (365,426)$    (557,907)
  Items not involving cash
    Amortization                                       40,310        81,160
    Deferred income taxes (recovery)                        -        (1,000)
                                                   ----------    ----------
                                                     (325,116)     (477,747)

Decrease in deferred revenue - non-current                  -       (19,272)
Changes in non-cash working capital balances
  Accounts receivable                                 (11,051)       (2,130)
  Prepaid expenses                                       (368)          (96)
  Accounts payable                                     99,355        (8,733)
  Due to officer                                       59,147         5,332
  Deferred revenue                                    (34,790)       16,129
                                                   ----------    ----------
                                                     (212,823)     (491,853)
Financing activities
  Advances from related parties                       222,098             -
  Repayments to related parties                      (259,321)     (184,539)
  Capital lease repayments                            (43,290)      (34,290)
  Increase in capital lease obligation                      -        20,682
  Issuance of share capital                           270,522       754,870
                                                   ----------    ----------
                                                      190,009       556,723
                                                   ----------    ----------
Investing activities
  Acquisition of capital assets                          (866)      (57,271)
  Proceeds on disposal of capital assets                6,405             -
                                                   ----------    ----------
                                                        5,539       (57,271)
Increase (decrease) in cash                           (17,275)        7,599

Cash, beginning of year                                20,232        12,633
                                                   ----------    ----------
Cash, end of year                               $       2,957 $      20,232
                                                   ==========    ==========

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies
June 30, 1998 and 1997
------------------------------------------------------------------------------

Basis of Consolidation     These consolidated financial statements include
                           the accounts of the Company and its wholly-owned subsidiaries, S.T.A. North America Technologies
                           Inc. and Responseware Corp.

Use of Estimates           The consolidated financial statements of the
                           corporation have been prepared by management in accordance with generally accepted accounting principals in Canada. The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements have, in management's opinion, been properly prepared using careful judgment within reasonable limits of materiality and within the framework of the accounting policies summarized below.


Capital Assets and         Capital assets are recorded at cost.  Amortization
amortization               based on their estimated useful lives is as
                           follows:

                           Computer hardware - 30% diminishing balance basis Purchased Computer
                            software          - 30% diminishing balance basis
                           Furniture and
                            equipment         - 20% diminishing balance basis
                           Software license   - 33%  straight-line basis

                           Leasehold improvements are recorded at cost and are amortized using the straight-line method over a period of five years.

Assets under Capital       Assets under capital lease are recorded at cost.
Lease                      Amortization based on the estimated useful life of
                           the asset is as follows:

                           Computer hardware       - 20% straight-line basis

Goodwill Goodwill is recorded at cost. Amortization is provided as follows:

                           Goodwill                - 50% straight-line basis

Financial Instruments     The Company's financial instruments consist of cash,
                          accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, royalties payable, and obligation under capital leases. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies

June 30, 1998
------------------------------------------------------------------------------

Capitalized Software       Costs for developing computer software are Costs
Costs                      capitalized when technological feasibility has been
                           established for the computer software product.
                           Capitalization of computer software costs is discontinued when the products is available for general release to customers and such costs are amortized on a product-by-product basis over the estimated lives of the products. There are no capitalized costs in the accompanying financial statements.

                           Purchased computer software, which includes programs used for company management and software development are capitalized and amortized as disclosed in the capital assets and amortization significant accounting policy note.

Revenue Recognition       The Company's revenue is derived from the
                          following sources: 1) Licenses software under non-cancelable license agreements; 2) provides maintenance services (consisting of product support services and periodic updates); and 3) provides contracted training and consulting services.

                          License fee revenues are recognized when a noncancellabel license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable.

                          Revenues from maintenance service agreements are recognized ratably over the agreement period, which in most instances is one year.

                          Revenues for training and consulting services are recognized as services are performed.
                          In multiple-element arrangements, the revenue or fee is allocated pro-rata to the various elements based upon the fair value of each of the individual elements.


Deferred Revenue           Deferred revenue is comprised of deferrals for
                           license fees, maintenance and other services.


Deferred Income Taxes      Deferred income taxes arise from the difference
                           between amortization for accounting purposes and capital cost allowance for income tax purposes.

Per Share Data             Share amounts for all periods presented reflect
                           restatement for the five-for-one stock split in December 1996. Basic loss per share is computed using the weighted average number of common shares outstanding during the respective years. Diluted loss per share has not been calculated due to the anti-dilutive effect.

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

June 30, 1998 and 1997
------------------------------------------------------------------------------
1.     Operations
The Company has continued to incur operating losses and continues to have a working capital deficiency as at June 30, 1998. The future ability of the Company to realize its assets at the recorded amounts and discharge its liabilities in the normal course of business will depend upon its ability to obtain further financing and to attain profitable operations. It is not possible at this time to predict with assurance the outcome of these matters. Management intends to raise equity that would allow the Company to proceed with its business plan.

The company's primary business is that of developing and selling computer software and computer systems and providing support services for the company's computer software.
------------------------------------------------------------------------------
2.     Capital Assets

                                         1998                             1997
                            --------------------------------------------------
                                         Accumulated              Accumulated
                            Cost         Amortization     Cost    Amortization
Computer hardware           $    93,884   $   78,845   $   93,017 $   72,771
Purchased Computer software     102,601       62,557      105,081     45,357
Leasehold improvements           19,972       17,242       23,898     14,028
Furniture and equipment          42,916       32,631       42,916     30,060
Software license                 16,000       16,000       16,000     14,666
Equipment under capital lease
  - Computer hardware           159,958      122,196      159,958    112,696
                                -------      -------      -------    -------
                            $   435,331   $  329,471   $  440,870 $  289,578
                                -------      -------      -------    -------
Net book value                            $  105,860              $
151,292
=======                 =======

------------------------------------------------------------------------------
3.     Goodwill

                                            1998                          1997
                     ---------------------------------------------------------
                                        Accumulated                Accumulated
                                Cost   Amortization      Cost     Amortization
Goodwill                    $  191,660     $  191,660   $  191,660 $  191,243
                               -------        -------      -------
-------
Net book value              $        -                             $      417
                               =======        =======      =======    =======

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997
------------------------------------------------------------------------------
4.     Due to Related Parties

                                                 1998                    1997
Loans payable, without interest, and specific
repayment terms. Principal is not repayable
prior to July 1, 1999. It was not practical
to determine the fair value of this debt.          $  132,707       $    3,689

Note payable, repayable $1,507 monthly
including interest at 9% per annum and
collateralized by a general security
agreement. During the year a shares for debt
settlement agreement was entered into and
submitted to regulatory authorities for their
approval.                                                   -          166,241
                                                      -------          -------
                                                      132,707          169,930
Less current portion                                       -           166,241
                                                      -------          -------
                                                  $   132,707        $   3,689
                                                      =======          =======

------------------------------------------------------------------------------

5. Royalties Payable

                                                  1998               1997
Royalties payable, royalties incurred in
a prior year's operations are repayable
$10,000 monthly, without interest, commencing
December 9, 1997.                                $  100,000     $    100,000
Less current portion                                100,000           70,000
                                                    -------          -------
                                                 $        -     $     30,000
                                                    -------          -------

As at June 30, 1998 the Company is in default on repayment and is negotiating a revised payment schedule. It is anticipated that this will not have an adverse effect on the Company's financial position or results of future operations.
------------------------------------------------------------------------------

6. Obligation Under Capital Lease


                                                     1998             1997
Total minimum lease payments                     $  36,433       $   89,694
Less imputed interest                                2,538           12,509
                                                    ------           ------
Lease obligation                                    33,895           77,185
Less current portion                                33,095           43,553
                                                    ------           ------
                                                 $     800       $   33,632
                                                    ======           ======

Minimum lease payments on the capital lease obligations are 1999 - $35,620, 2000 - $813.

During the year interest expense of $10,252 (1997 - $18,240) was incurred on the obligation under capital lease.

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997
------------------------------------------------------------------------------

7.     Share Capital

     Authorized
     100,000,000 common shares without par value

                                     1998                                 1997
                                Number of                 Number of
                                   Shares       Amount       Shares     Amount
Issued and fully paid
  Balance, beginning of year  1,904,244 $  3,909,000    1,001,932 $  3,055,330
  Issued for cash
    Private placement                 -            -      400,000      620,000
    Exercise of warrants         47,400      104,280       28,600       65,560
    For escrow shares                 -            -      354,000        3,540
Issued for acquisition                -            -       30,000       30,000
Issued for debt settlement      120,465      166,242       89,712      134,570
Cancelled due to expiry
  of escrow agreement           (21,000)           -            -            -
                              ---------     ---------   ---------    ---------
  Balance, end of year        2,051,109  $  4,179,522   1,904,244 $  3,909,000
                              =========     =========   =========    =========


a) Escrow Shares - The issued share capital includes 354,000 escrow shares (1997 - 375,000). These shares will be released from escrow at the rate of 1 share for each $0.31 of cash flow from operations, as defined in the agreement. Any shares not released prior to September 17, 2001 will be cancelled and returned to treasury.

During the year ended June 30, 1998 21,000 shares, subject to a separate escrow agreement that expired October 27, 1997, were cancelled and returned to treasury.

b) Share Purchase Options - See Note 11 for additional information

                                                            1998          1997
Number of share purchase options, beginning of year      185,000             -
Number granted during the year                            40,000       185,000
                                                         -------
-------
Number of share purchase options, end of year            225,000       185,000

Options outstanding at June 30, 1998 are exercisable:
     185,000 at $1.82 per share, expiring March 20, 1999
     40,000 at $0.85 per share, expiring September 22, 1998

------------------------------------------------------------------------------
                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997
------------------------------------------------------------------------------

8.     Related Party Transactions



                                                        1998           1997

a. Accounts payable and amounts due to related parties
  include the following:
    Due to officers and directors-accounts payable   $    64,040   $    6,552
    Due to officers and directors-
         due to related parties                            5,607             -
    Due to a director's family members-
         accounts payable                                    800
169,071      Due to a director's family members-
         due to related parties                          127,100             -

   Amounts due to officers and directors, or their family members that are recorded in accounts payable arose as a result of those parties providing services to the company. These transactions are in the normal course of operations and are measured at the exchange value which is the amount of consideration established and agreed to by the related parties at amounts that approximate the value of services purchased from arms-length parties.


b. Selling and administration expenses
     include the following:
   Interest paid to the spouse of a director               1,099        12,313
   Rent paid to a company controlled by the spouse
     of a director                                        13,500        13,500


These transactions are in the normal course of operations and are measured at the exchange value which is the amount of consideration established and agreed to by the related parties.

c.  Issuance of shares to President's wife in settlement of debt.
     During the year the company issued 120,465 common shares in settlement of a loan from the wife of the President of the company. The debt arose during the fiscal year ended June 30, 1996. At that time the company was unable to arrange debt financing from commercial lenders and therefore entered into a loan agreement with the wife of the President. The loan was provided on normal commercial terms. The loan was repayable $1,507 monthly, including interest at 9%. From July 1997 to the date of settlement, the company was unable to make payments for either interest or principal. The company and the President's wife agreed to settle the full amount of the debt in exchange for issuance of common shares of the company. The shares were deemed issued at $1.38 per share, the average of the trading price of the shares for the ten days prior to the date of the agreement.

------------------------------------------------------------------------------
9.     Income Taxes

The company has losses available for income tax purposes totaling approximately $1,577,000. This amount can be used to reduce taxable income of future years and has not been recognized in the financial statements. The right to claim these losses expire as follows: 1999 - $89,000; 2000 - $76,000; 2001 - $376,000; 2002 - $131,000; 2003 - $101,000; 2004 - $479,000;
2005 - $325,000.

10.     Lease Commitments

The company has lease commitments for its premises and certain equipment which require minimum annual lease payments payable as follows:

                                     Year              Amount
                                     1999           $  45,442
                                     2000              27,504
                                     2001              10,158
                                                  -----------
                                                    $  83,104
                                                  ===========

------------------------------------------------------------------------------

11. Differences Between Canadian and United States Generally Accepted Accounting Principles

                                               STOCK BASED COMPENSATION

As at June 30, 1998, the Company has a issued non-plan options which are described below.

During the year one-year non-plan option to purchase 40,000 shares at $1.40 were granted to an employee. These options were fully vested at the date of grant. In connection with this grant, there was no difference between the market price of the stock and the exercise price of the options on the date that the options were granted.

In preparing financial statements in accordance with United States Generally Accepted Accounting principles the Company is required to apply the disclosure requirements contained in U.S. Financial Accounting Standards board SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the Company to include in the financial statements compensation costs for the fair value of stock options issued.

In calculating the benefit included in the following reconciliation, the Company has estimated the fair value of each stock option at the grant date by using the black-Scholes option-pricing model with the following weighted-average assumptions for grants in the year ended June 30,1998: no dividend yield percent; expected volatility of 142%; risk-free interest rate of 5.8%; and expected life of 1 year. Under the accounting provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the amounts indicated below.

------------------------------------------------------------------------------
Aztek Technologies Inc.
Notes to Consolidated Financial Statements
June 30, 1998 and 1997
------------------------------------------------------------------------------

11. Differences Between Canadian and United States Generally Accepted Accounting Principles-Continued.

Stock Based Compensation - Continued

                                              1998           1997
                                         -------------------------------------
NET INCOME
 Net loss for the year-based on
    Canadian GAAP                          $         (365,426) $    (557,907)
 Charge to operations representing
      the difference between the market
      price of the stock options and the
      exercise price of the options                   (30,000)       (40,700)
                                                   ----------       --------
Net loss for the year-based on U.S. GAAP   $         (395,426) $    (598,607)
                                                   ==========       ========
LOSS PER SHARE
   Net loss per common share - based
      on U.S. GAAP                         $            (0.19) $       (0.41)
                                                   ==========       ========

RETAINED EARNINGS     The cumulative effect
of the application of U.S. GAAP on
the deficit of the company would be:

Deficit beginning of year - based
       on Canadian GAAP                    $       (4,293,441) $  (3,735,534)
Charge to operations representing the
 difference between the market price of
 the stock options and the exercise price
 of the stock options for previous years              (40,700)            -
Deficit beginning of year - based
    on U.S. GAAP                                   (4,334,141)    (3,735,354)
Net loss for the year-based on US GAAP               (395,426)      (598,607)
                                                   ----------     -----------
Deficit end of year-based on US GAAP       $       (4,729,567) $  (4,334,141)
                                                   ==========     ==========

SFAS No. 123 requires disclosure of a summary of the status of the Company's options as of June 30, 1998, and changes during the year ended on that date. That additional disclosure is presented below:

                                                               Weighted-
                                                                Average
June 30, 1998                                    Shares     Exercise Price
------------------------------------------------------------------------------
Outstanding at beginning of year                  185,000   $   1.82
Granted during the year                            40,000       1.40
Exercised                                               -          -
Cancelled                                               -          -
                                                  -------       ----
Outstanding at end of year                        225,000   $   1.75
                                                  =======       ====

Options exercisable at end of year                225,000   $   1.75

Weighted-average fair value of options granted during the year:

     Below market                $   -
      At market                  $   1.40
      Above market               $   -

------------------------------------------------------------------------------
Aztek Technologies Inc.
Notes to Consolidated Financial Statements

June 30, 1998 and 1997
------------------------------------------------------------------------------
11. Differences Between Canadian and United States Generally Accepted Accounting Principles-Continued

     Stock Based Compensation-Continued

     The following table summarizes information about non-plan options outstanding at June 30, 1998.

                        Options Outstanding                Options Exercisable
                            Weighted
               Number        Average       Weighted       Number      Weighted
Range of     Outstanding    Remaining      Average      Exercisable    Average
Exercise     at June 30,   Contractual     Exercise      at June 30,  Exercise
 Prices         1998           Life         Price          1998         Price
------------------------------------------------------------------------------
$  1.82         185,000       0.70 years    $  1.82          185,000  $  1.82
$  1.40          40,000       0.20 years    $  1.40           40,000  $  1.40


                                    ANNEX A

                        DISSENTERS' RIGHTS STATUTE

     The following is the selected statute, Section 207 of the British Columbia Company Act, relating to dissenters' rights.
Division 2 - Dissent Proceedings

Dissent procedure

207 (1) If,

(a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,

     (b) the resolution referred to in paragraph (a) is passed, and

(c) The Company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),The Company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

     (2) On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the Company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

     (3) The dissenting member must exercise the right given by subsection
(2) by delivering to the registered office of The Company, within 14 days after The Company, or the liquidator, gives the notice of intention to act.

(a) a notice that the dissenting member requires the Company to purchase all of the dissenting member's shares referred to in subsection (2), and
(b) the share certificates representing all of those shares, and on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to The Company and The Company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may

(a) require the dissenting member to sell, and The Company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

(b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

(c) joint in the application any other dissenting member who has complied with subsection (3), and

(d) make consequential orders and give directions it considers appropriate.

     (5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

     (6) The amalgamation or winding up of The Company, or any change in its capital. Assets or liabilities resulting from The Company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and The Company under this section or the price to be paid for the shares.

     (7) Every dissenting member who has complied with subsection (3)

(a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

(b) may not withdraw the requirement to purchase the shares, unless the Company consents, and

(c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor company.

     (8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that The Company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act in consistent with the dissent.

     (10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of The Company to which the dissent relates unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

                                    ANNEX B
        Opinion Letter of Steve Winters in Reference to Dissenters' Rights.
                 [LETTERHEAD OF STEPHEN K WINTERS LAW CORPORATION]


August 5, 1998

Board of Directors
Aztek Technologies Inc.
#5 - 246 Lawrence Ave.
Kelowna, B.C. V1Y 6L3


Re:     Joint Policy Statement - Prospectus on Form S-4 and Dissenters' Rights

     We are rendering this opinion to you at your request and in our capacity as Canadian Counsel to Aztek Technologies Inc. ("ATI") in connection with the Joint Proxy Statement - Prospectus pursuant to which ATI is issuing the proxy statement to its shareholders for approval of the proposed merger between ATI and Aztek, Inc. wherein ATI will cease to exist and Aztek, Inc. will be the surviving corporation. If the merger is approved, Aztek, Inc. will issue one share of its common stock in exchange for each share of ATI common stock (the "Merger"). We are rendering this opinion to provide you with a description of the dissent provisions of the British Columbia Company Act (the "Act") which apply to the Merger.

     Any holder of common shares of Aztek ("Aztek Shares") is entitled to be paid the fair market value of such shares in accordance with the section 207 of the British Columbia Company Act (the "Act") if the shareholder dissents to the special resolution authorizing the Amalgamation, and if the Amalgamation becomes effective. A holder of Aztek Shares is not entitled to object with respect to his shares if he votes any of such shares in favour of the special resolution authorizing the Merger.

     The dissenting shareholder is required to send a written objection to the special resolution to be received within two days prior to the meeting.
A
vote against a special resolution or an abstention does not constitute a written objection. Within fourteen days after the special resolution is adopted by the shareholders, the dissenting shareholder is required to send to the corporation a written notice containing his name and address, the number of shares in respect of which he dissents and demand payment of the fair value of such shares, and the appropriate share certificate or certificates. The dissenting shareholder is bound to sell these shares to the corporation and the corporation is bound to purchase them. The price to be paid is the fair value as of the day before the resolution was passed including any appreciation or depreciation in anticipation of the vote, and all dissenting shareholders shall be paid the same price. Either party may apply to the court to fix the fair value of the shares. There is no obligation on the corporation to apply to the court. If the application is made by either party, the dissenting shareholder will be entitled to be paid the amount fixed by the court which may be greater or less than the value of the shares which the shareholder would otherwise consent to by the corporation. A dissenting shareholder loses his rights of dissent if he votes in favour of the resolution (unless he is doing so as a proxyholder) or otherwise acts inconsistent with his dissent (a request to withdraw a notice of dissent is not acting inconsistent with a dissent).

Yours truly,
STEPHEN K. WINTERS
LAW CORPORATION

/s/ Stephen K. Winters
-----------------------
Per: Stephen K. Winters

                                  PROSPECTUS



                               2,051,109 Shares
                                  Aztek, Inc.
                                  Common Stock









UNTIL ____________, 1999 ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATIONS OF
DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS
ANDWITH RESPECT
TO
THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                                    Aztek

     Officers and Directors are indemnified and held harmless by Aztek to the fullest extent authorized by the Nevada General Corporation Law against expense liability and loss where named a party or threatened to be named a party to any type of action or proceeding. The officer or directors who make such claim must be reimbursed by Aztek within ninety days. Failure by Aztek to make such payment entitles the officer or director to bring suit against Aztek and if a judgment is rendered in favor of the officer or director, Aztek will be responsible for such costs. Aztek may claim as a defense that the officer of director did not meet the standards of conduct which makes indemnification permissible under the Nevada General Corporation Law but the burden of proving such a defense rests with Aztek.

     Nevada General Corporation Law Section 78.7502 provides that a corporation may indemnify a director or an officer against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action. The director or officer must have acted in good faith or believed his or her actions were not unlawful. The corporation cannot indemnify the officer or director where the officer or director has been adjudged to be liable to the corporation.
If
the director or officer is successful on the merits or in defense of either of the aforementioned types of action, the corporation must indemnify that officer of director.
                                     ATI

     Subject to the provisions of the Companies Act, British Columbia's corporate law, ATI must indemnify its directors and former directors, and may indemnify the directors of companies in which ATI is a shareholder, if the director is named as a party in an action as a result of being a director. ATI's board of directors may cause ATI to indemnify its officers or officers of companies in which ATI is a shareholder, who are named as a party or as parties in an action as result of serving as an officer or ATI. The articles of incorporation also provide for mandatory indemnification of the Secretary or Assistant Secretary if he or she is not a full time employee of ATI. Failure of the directors or officers to comply with the Companies Act or the articles of incorporation does not invalidate the indemnity clause.

ITEM 601. Exhibits
1.     Underwriting Agreement Between ATI and Equitrade Securities Corporation
2.1    Directors' Minutes Approving the Merger
2.2    Plan of Reorganization through Merger
3(i).1 Articles of Incorporation of Aztek, Inc.
3(i).2 Amended And Restated Articles Of Incorporation Of Aztek, Inc.
3(ii). By-Laws Of Aztek Inc.
4.1    Minutes Approving Issuance Of Shares And Bonus Shares
4.2    Standard Subscription Agreement for Bonus Shares
4.3    Standard Subscription Agreement for Common Shares
5.     Opinion re: legality
8.     Opinion re: tax matters
10.1   Escrow Agreement
10.2   Option Agreement
10.3   Demand Notes
10.4   San Francisco License
10.5   Settlement Agreement with IBM
23.1   Consent Of Independent Accountants
23.2   Consent of Stephen K. Winters
24.1   Directors' Resolution of Signature by Power of Attorney
24.2 Power of attorney (The power of attorney covers amendments and is included in
Amendment #3 to the registration statement and not as an exhibit.)
27.    Financial Data Schedule
99.1   Merger Agreement
99.2 Letter Of Intent For ATI To Acquire Harrison Muirhead Systems Inc. and Q-Data Smart Investments Inc.
99.3   Letter of Intent for ATI to acquire Concord Consultants
99.4   Minutes Of Shareholders Of Aztek Inc. To Approve Merger
99.5   Schedule II Valuation and Qualifying Accounts
99.6 Opinion Letter of Independent Accountants in Reference to Canadian Tax Consequences
99.7   Proxy

ITEM 22.

  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

         (iii) Include any material information on the plan of distribution.

          (2) that for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kelowna, Province of British Columbia, on March 2, 1999

                                                Aztek, Inc.

                                                By /s/Mike Sintichakis
                                                --------------------------
                                                Mike Sintichakis
                                                President